Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data

Visteon Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Visteon Corporation

We have audited the accompanying consolidated balance sheets of Visteon Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule included in Item 15(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Visteon Corporation and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Visteon Corporation and subsidiaries' internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2015 (not presented herein) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Detroit, Michigan

February 26, 2015, except for the effects of discontinued operations as discussed in Notes 4 and 5 and subsequent events as discussed in Note 26, as to which the date is September 11, 2015

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions, Except Per Share Amounts)
Sales	$2,586	$1,724	$1,625
Cost of sales	2,246	1,529	1,468
Gross margin	340	195	157
Selling, general and administrative expenses	228	175	177
Restructuring expense	54	21	42
Interest expense	25	36	44
Interest income	4	1	4
Loss on debt extinguishment	23	2	6
Equity in net income of non-consolidated affiliates	2	202	221
Gain on Yanfeng transactions	—	465	—
Other expense, net	59	18	18
(Loss) income before income taxes	(43)	611	95
Provision for income taxes	32	56	39
Net (loss) income from continuing operations	(75)	555	56
Net (loss) income from discontinued operations, net of tax	(131)	220	111
Net (loss) income	(206)	775	167
Net income attributable to non-controlling interests	89	85	67
Net (loss) income attributable to Visteon Corporation	$(295)	$690	$100

Basic (loss) earnings per share:
Continuing operations	$(2.14)	$11.10	$1.06
Discontinued operations	(4.30)	2.70	0.83
Basic (loss) earnings per share attributable to Visteon Corporation	$(6.44)	$13.80	$1.89

Diluted (loss) earnings per share:
Continuing operations	$(2.14)	$10.86	$1.05
Discontinued operations	(4.30)	2.64	0.83
Diluted (loss) earnings per share attributable to Visteon Corporation	$(6.44)	$13.50	$1.88

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Net (loss) income	$(206)	$775	$167
Other comprehensive (loss) income
Foreign currency translation adjustments	(130)	(47)	73
Benefit plans, net of tax (a)	(185)	131	(134)
Unrealized hedging (loss) gains and other, net of tax (b)	(8)	(10)	22
Other comprehensive (loss) income, net of tax	(323)	74	(39)
Comprehensive (loss) income	(529)	849	128
Comprehensive income attributable to non-controlling interests	53	81	93
Comprehensive (loss) income attributable to Visteon Corporation	$(582)	$768	$35
(a) Other comprehensive income (loss) is net of a tax benefit of $8 million, $4 million, $11 million related to benefit plans for the years ended December 31, 2014, 2013 and 2012, respectively.
(b) Other comprehensive income (loss) is net of a tax benefit of $2 million and $3 million for the years ended December 31, 2014 and 2013, respectively and tax expense of $6 million related to unrecognized hedging gains (loss) and other for the year ended December 31, 2012.

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
	2014	2013
	(Dollars in Millions)
ASSETS
Cash and equivalents	$476	$1,318
Restricted cash	9	19
Accounts receivable, net	531	256
Inventories, net	208	130
Current assets held for sale	1,660	1,855
Other current assets	250	175
Total current assets	3,134	3,753

Property and equipment, net	363	197
Intangible assets, net	156	162
Investments in non-consolidated affiliates	99	165
Non-current assets held for sale	1,426	1,615
Other non-current assets	145	135
Total assets	$5,323	$6,027

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$29	$1
Accounts payable	485	274
Accrued employee liabilities	114	96
Current liabilities held for sale	987	1,250
Other current liabilities	217	181
Total current liabilities	1,832	1,802

Long-term debt	587	398
Employee benefits	489	360
Deferred tax liabilities	53	63
Non-current liabilities held for sale	432	427
Other non-current liabilities	109	104

Stockholders’ equity:
Preferred stock (par value $0.01, 50 million shares authorized, none outstanding at December 31, 2014 and 2013)	—	—
Common stock (par value $0.01, 250 million shares authorized, 54 million and 54 million shares issued, 44 million and 48 million shares outstanding at December 31, 2014 and 2013, respectively)	1	1
Stock warrants	3	6
Additional paid-in capital	1,246	1,291
Retained earnings	661	956
Accumulated other comprehensive loss	(299)	(12)
Treasury stock	(747)	(322)
Total Visteon Corporation stockholders’ equity	865	1,920
Non-controlling interests	956	953
Total equity	1,821	2,873
Total liabilities and equity	$5,323	$6,027

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS1

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Operating Activities
Net (loss) income	$(206)	$775	$167
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Depreciation and amortization	270	262	259
Asset impairments and losses on divestitures	326	—	24
Pension settlement gain	(23)	—	—
Equity in net income of non-consolidated affiliates, net of dividends remitted	10	(26)	(122)
Non-cash stock-based compensation	8	15	25
Loss on debt extinguishment	23	2	6
Gain on asset sales and business divestitures	—	(470)	(19)
Other non-cash items	9	4	20
Changes in assets and liabilities:
Accounts receivable	(121)	(21)	(38)
Inventories	(27)	(49)	(26)
Accounts payable	22	103	(26)
Accrued income taxes	14	(54)	10
Other assets and other liabilities	(21)	(229)	(41)
Net cash provided from operating activities	284	312	239
Investing Activities
Capital expenditures	(340)	(269)	(229)
Proceeds from asset sales and business divestitures	66	977	191
Acquisition of businesses, net of cash acquired	(311)	(10)	—
Cash payments associated with Interiors divestiture	(147)	—	—
Other	(8)	—	(2)
Net cash (used by) provided from investing activities	(740)	698	(40)
Financing Activities
Short-term debt, net	39	(20)	5
Proceeds from issuance of debt, net of issuance costs	619	204	831
Principal payments on debt	(18)	(6)	(824)
Repurchase of common stock	(500)	(250)	(50)
Repurchase of long-term notes	(419)	(52)	(52)
Dividends paid to non-controlling interests	(97)	(22)	(27)
Other	17	5	2
Net cash used by financing activities	(359)	(141)	(115)
Effect of exchange rate changes on cash and equivalents	(35)	(17)	18
Net (decrease) increase in cash and equivalents	(850)	852	102
Cash and equivalents at beginning of the year	1,677	825	723
Cash and equivalents at end of the year	$827	$1,677	$825
Supplemental Disclosures:
Cash paid for interest	$39	$43	$48
Cash paid for income taxes, net of refunds	$130	$291	$133
1 The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include $351 million and $359 million of assets held for sale reflected in Current assets held for sale on the Consolidated Balance Sheet as of December 31, 2014 and 2013, respectively.

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Total Visteon Corporation Stockholders' Equity
	Common Stock	Stock Warrants	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Visteon Corporation Stockholders' Equity	Non-Controlling Interests	Total Equity
	(Dollars in Millions)
Balance at December 31, 2011	$1	$13	$1,165	$166	$(25)	$(13)	$1,307	$690	$1,997
Net income	—	—	—	100	—	—	100	67	167
Other comprehensive (loss) income	—	—	—	—	(65)	—	(65)	26	(39)
Stock-based compensation, net	—	—	26	—	—	(8)	18	—	18
Repurchase of shares of common stock	—	—	—	—	—	(50)	(50)	—	(50)
Warrant exercises	—	(3)	5	—	—	—	2	—	2
Cash dividends	—	—	—	—	—	—	—	(27)	(27)
Common Stock contribution to U.S. pension plans	—	—	73	—	—	—	73	—	73
Balance at December 31, 2012	$1	$10	$1,269	$266	$(90)	$(71)	$1,385	$756	$2,141
Net income	—	—	—	690	—	—	690	85	775
Other comprehensive income (loss)	—	—	—	—	78	—	78	(4)	74
Stock-based compensation, net	—	—	15	—	—	(1)	14	—	14
Repurchase of shares of common stock	—	—	—	—	—	(250)	(250)	—	(250)
Warrant exercises	—	(4)	7	—	—	—	3	—	3
Cash dividends	—	—	—	—	—	—	—	(22)	(22)
Acquisition of business	—	—	—	—	—	—	—	138	138
Balance at December 31, 2013	$1	$6	$1,291	$956	$(12)	$(322)	$1,920	$953	$2,873
Net (loss) income	—	—	—	(295)	—	—	(295)	89	(206)
Other comprehensive (loss) income	—	—	—	—	(287)	—	(287)	(36)	(323)
Stock-based compensation, net	—	—	9	—	—	12	21	—	21
Repurchase of shares of common stock	—	—	(63)	—	—	(437)	(500)	—	(500)
Warrant exercises	—	(3)	9	—	—	—	6	—	6
Cash dividends	—	—	—	—	—	—	—	(89)	(89)
Acquisition of business	—	—	—	—	—	—	—	48	48
Business divestiture	—	—	—	—	—	—	—	(9)	(9)
Balance at December 31, 2014	$1	$3	$1,246	661	$(299)	$(747)	$865	$956	$1,821

See accompanying notes to the consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Description of Business

Visteon Corporation (the "Company" or "Visteon") is a global automotive supplier that designs, engineers and manufactures innovative electronics products for nearly every original equipment vehicle manufacturer ("OEM") worldwide including Ford, Nissan, Renault, Mazda, BMW, General Motors and Honda. Visteon is headquartered in Van Buren Township, Michigan and has an international network of manufacturing operations, technical centers and joint venture operations, supported by approximately 25,500 employees, including 14,000 supporting discontinued operations, dedicated to the design, development, manufacture and support of its product offerings and its global customers. The Company's manufacturing and engineering footprint is principally located outside of the U.S., with a heavy concentration in low-cost geographic regions.

Visteon delivers value for its customers and stockholders through its technology-focused core vehicle cockpit electronics business. The Company's vehicle cockpit electronics product line includes audio systems, infotainment systems, driver information systems, connectivity and telematics solutions and electronic control modules. The Company's vehicle cockpit electronics business is comprised of and reported under the Electronics segment. In addition to the Electronics segment, the Company has residual operations in South America and Europe previously associated with the Interiors and Climate businesses, not subject to discontinued operations classification, that comprise the Other segment.

On December 17, 2014, Visteon and its wholly owned subsidiary, VIHI, LLC entered into a Share Purchase Agreement with Hahn & Co. Auto Holdings Co., Ltd. and Hankook Tire Co., Ltd. to sell all of its outstanding shares in Halla Visteon Climate Control Corporation ("HVCC") (the “Climate Transaction”). As of December 31, 2014 the Company's net investment in HVCC was approximately $800 million. The Climate Transaction, which is subject to regulatory reviews, shareholder approval and other conditions, is expected to close in the first half of 2015.

Climate Transaction

On June 9, 2015, Visteon Corporation and its wholly owned subsidiary, VIHI, LLC (collectively, “Visteon”) completed the sale to Hahn & Co. Auto Holdings Co., Ltd. (“Hahn”) and Hankook Tire Co., Ltd. (“Hankook” and, together with Hahn, the “Purchasers”) of all of its shares of Halla Visteon Climate Control Corporation, a Korean corporation (“HVCC”), for approximately $3.4 billion, or KRW 52,000 per share, after adjusting for the 2014 dividend paid by HVCC to Visteon, pursuant to and in accordance with the Share Purchase Agreement, dated as of December 17, 2014 (the “HVCC Purchase Agreement”), among Visteon and the Purchasers. See Note 4 "Divestitures", Note 5 "Discontinued Operations", and Note 26 "Subsequent Events" for additional disclosures.

Climate Consolidation

Prior to 2013, Visteon's thermal energy management businesses included a series of wholly-owned Visteon climate subsidiaries, Visteon climate-related joint venture investments, and a 70% controlling ownership interest in Halla Climate Control Corporation ("Halla"). During the first quarter of 2013, the ownership structure of Visteon's thermal energy management businesses changed in connection with the sale of certain Visteon climate subsidiaries, joint venture investments and related intellectual properties to Halla ("Climate Consolidation"). With effect from February 1, 2013, the climate business as combined under Halla has been operating as HVCC. Visteon held an approximate 70% controlling ownership interest in HVCC, which is headquartered in South Korea and is one of only two global full-line automotive thermal management suppliers. The Climate Consolidation qualified as a common control transaction.

Exit of Interiors Business

In May 2014 Visteon reached an agreement to divest substantially all of its global Interiors business (the "Interiors Divestiture") pursuant to a Master Purchase Agreement, as subsequently amended (the “Purchase Agreement”). Effective November 1, 2014, the Company closed on the majority of the Interiors Divestiture (the "Master Closing"). Subsequent to the Master Closing, Visteon completed the sale of interiors operations in India and Thailand on December 1, 2014 and February 2, 2015, respectively. Remaining interiors operations subject to the Interiors Divestiture, which are located in Argentina and Brazil, are expected to close by the second half of 2015. See Note 4 "Divestitures" and Note 5 "Discontinued Operations" for additional disclosures.

On August 12, 2013, Visteon entered into a Master Agreement (the “Master Agreement”) with Huayu Automotive Systems Company Limited (“HASCO”), Yanfeng Visteon Automotive Trim Systems Co., Ltd. (“Yanfeng”) and Yanfeng Visteon Automotive Electronics Co., Ltd. (“YFVE”), pursuant to which, among other things, Visteon and HASCO agreed to modify their existing interests in automobile interiors and electronics joint ventures in the People’s Republic of China, including Yanfeng and YFVE. Pursuant to the Master Agreement, among other transactions, (i) Visteon agreed to sell its 50% ownership interest in Yanfeng, (ii)

Visteon agreed to sell its ownership interests in other Yanfeng-related interiors joint ventures, and (iii) Visteon agreed to subscribe to an additional 11% ownership interest in YFVE. See Note 6 "Yanfeng Transactions" for additional disclosures.

Electronics Acquisitions

Effective July 1, 2014 Visteon acquired substantially all of the global automotive electronics business of Johnson Controls Inc. (the "Electronics Acquisition"). The Electronics Acquisition is expected to enhance Visteon's competitive position in the fast-growing vehicle cockpit electronics segment by strengthening its global scale, manufacturing and engineering footprint, product portfolio and customer penetration. See Note 3 "Business Acquisitions" for additional disclosures.

On November 7, 2013 and in connection with the Master Agreement, Visteon made a cash payment of $58 million to subscribe to an additional 11% ownership interest in YFVE. This step acquisition increased Visteon's direct ownership interest in YFVE from a non-controlling 40% direct ownership interest to a controlling 51% direct ownership interest. YFVE is based in China with revenue of $344 million for the year ended December 31, 2014.

NOTE 2. Summary of Significant Accounting Policies

Basis of Presentation: The Company's financial statements have been prepared in conformity with accounting principles generally accepted in the United States ("GAAP") on a going concern basis, which contemplates the continuity of operations, realization of assets and satisfaction of liabilities in the normal course of business.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries that are more than 50% owned and over which the Company exercises control. Investments in affiliates of greater than 20% and for which the Company does not exercise control, but does have the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method. All other investments in non-consolidated affiliates are accounted for using the cost method.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported herein. Considerable judgment is involved in making these determinations and the use of different estimates or assumptions could result in significantly different results. Management believes its assumptions and estimates are reasonable and appropriate. However, actual results could differ from those reported herein.

Reclassifications: Certain prior period amounts have been reclassified to conform to current period presentation.

Revenue Recognition: The Company records revenue when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price or fee is fixed or determinable and collectibility is reasonably assured. The Company delivers products and records revenue pursuant to commercial agreements with its customers generally in the form of an approved purchase order, including the effects of contractual customer price productivity. The Company does negotiate discrete price changes with its customers, which are generally the result of unique commercial issues between the Company and its customers. The Company records amounts associated with discrete price changes as a reduction to revenue when specific facts and circumstances indicate that a price reduction is probable and the amounts are reasonably estimable. The Company records amounts associated with discrete price changes as an increase to revenue upon execution of a legally enforceable contractual agreement and when collectibility is reasonably assured.

Foreign Currency: Assets and liabilities for most of the Company’s non-U.S. businesses are translated into U.S. Dollars at end-of-period exchange rates and the related translation adjustments are recorded in Accumulated other comprehensive income (loss) ("AOCI") in the consolidated balance sheets. The effects of remeasuring assets and liabilities of the Company’s non-U.S. businesses that use the U.S. Dollar as their functional currency are recorded as transaction gains and losses in the consolidated statements of operations. Income and expense accounts of the Company’s non-U.S. businesses are translated into U.S. Dollars at average-period exchange rates and are reflected in the consolidated statements of operations. Additionally, gains and losses resulting from transactions denominated in a currency other than the functional currency are recorded as transaction gains and losses in the consolidated statements of operations. Net transaction gains and losses, inclusive of amounts associated with discontinued operations, decreased net income by $18 million and $5 million for the years ended December 31, 2014 and 2012, respectively, but increased net income by $4 million for the year ended December 31, 2013.

Restructuring Expense: The Company defines restructuring expense to include costs directly associated with exit or disposal activities. Such costs include employee severance and termination benefits, special termination benefits, contract termination fees and penalties, and other exit or disposal costs. In general, the Company records involuntary employee-related exit and disposal costs when there is a substantive plan for employee severance and related costs are probable and estimable, with the exception of one-time termination benefits and employee retention costs, which are recorded when the employees are entitled to receive such benefits and the amount can be reasonably estimated. Contract termination fees and penalties and other exit and disposal costs are generally recorded when incurred.

Debt Issuance Costs: The costs related to issuance or modification of long-term debt are deferred and amortized into interest expense over the life of each respective debt issue. Deferred amounts associated with debt extinguished prior to maturity are expensed upon extinguishment.

Other Costs: Repair and maintenance costs, research and development costs, and pre-production operating costs are expensed as incurred. Research and development expenses include salary and related employee benefits, contractor fees, information technology, occupancy, telecommunications and depreciation. Research and development costs were $257 million in 2014, $148 million in 2013, and $138 million in 2012. Shipping and handling costs are recorded in the Company's consolidated statements of operations as "Cost of sales".

Net Income (Loss) Per Share Attributable to Visteon: The Company uses the two-class method in computing basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income attributable to Visteon, after deducting undistributed income allocated to participating securities, by the average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the average number of common and potential dilutive common shares outstanding after deducting undistributed income allocated to participating securities. Performance based share units are considered contingently issuable shares, and are included in the computation of diluted earnings per share if their conditions have been satisfied as if the reporting date was the end of the contingency period.

Cash and Equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less, including short-term time deposits, commercial paper, repurchase agreements and money market funds to be cash equivalents.

Restricted Cash: Restricted cash represents amounts designated for uses other than current operations and includes $7 million related to the Letter of Credit Facility with US Bank National Association, and $2 million related to cash collateral for other corporate purposes at December 31, 2014.

Accounts Receivable: Accounts receivable are stated at amounts estimated by management to be the net realizable value. An allowance for doubtful accounts is recorded when it is probable amounts will not be collected based on specific identification of customer circumstances or age of the receivable. The allowance for doubtful accounts balance was $12 million and $3 million at December 31, 2014 and December 31, 2013, respectively. Included in Selling, general and administrative expenses are provisions for estimated uncollectible accounts receivable of $7 million, less than $1 million and $4 million for the years ended December 31, 2014 and 2013, and 2012.

Inventories: Inventories are stated at the lower of cost, determined on a first-in, first-out (“FIFO”) basis, or market. Cost includes the cost of materials, direct labor, in-bound freight and the applicable share of manufacturing overhead. The cost of inventories is reduced for excess and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage.

Product Tooling: Product tooling includes molds, dies and other tools used in production of a specific part or parts of the same basic design. It is generally required that non-reimbursable design and development costs for products to be sold under long-term supply arrangements be expensed as incurred and costs incurred for molds, dies and other tools that will be owned by the Company or its customers and used in producing the products under long-term supply arrangements be capitalized and amortized over the shorter of the expected useful life of the assets or the term of the supply arrangement. Product tooling owned by the Company is capitalized as property and equipment and is amortized to cost of sales over its estimated economic life, generally not exceeding six years. The Company had receivables of $11 million and $9 million as of December 31, 2014 and 2013, respectively, related to production tools in progress, which will not be owned by the Company and for which there is a contractual agreement for reimbursement from the customer.

Contractually Reimbursable Engineering Costs: Engineering, testing and other costs incurred in the design and development of production parts are expensed as incurred, unless the costs reimbursement is contractually guaranteed in a customer contract for which costs are capitalized as an asset as incurred and subsequently amortized upon lump sum or piece price recoveries.

Property and Equipment: Property and equipment is stated at cost or fair value for impaired assets. As a result of the adoption of fresh-start accounting, property and equipment was re-measured and adjusted to estimated fair value as of October 1, 2010. Property and equipment is depreciated principally using the straight-line method of depreciation over the related asset's estimated useful life. Generally, buildings and improvements are depreciated over a 40-year estimated useful life, leasehold improvements are depreciated on a straight-line basis over the initial lease term period, and machinery, equipment and other are depreciated over estimated useful lives ranging from 3 to 15 years. Certain costs incurred in the acquisition or development of software for internal use are capitalized. Capitalized software costs are amortized using the straight-line method over estimated useful lives generally ranging from 3 to 8 years. The net book value of capitalized software costs was approximately $9 million and $4 million at December 31, 2014 and 2013, respectively. Related amortization expense was approximately $4 million, $5 million and $5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Amortization expense of approximately $3 million, $3 million, $2 million, $1 million and less than $1 million is expected for the annual periods ended December 31, 2015, 2016, 2017, 2018 and 2019, respectively.

Asset impairment charges are recorded for assets held-in-use when events and circumstances indicate that such assets may not be recoverable and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, an impairment charge is recorded for the amount by which the carrying value of the assets exceeds fair value. The Company classifies assets and liabilities as held for sale when management approves and commits to a formal plan of sale, generally following board of director approval, and it is probable that the sale will be completed within one year. The carrying value of assets and liabilities held for sale is recorded at the lower of carrying value or fair value less cost to sell, and the recording of depreciation is ceased. For impairment purposes, fair value is determined using appraisals, management estimates or discounted cash flow calculations.

Goodwill: The Company performs either a qualitative or quantitative assessment of goodwill for impairment on an annual basis. Goodwill impairment testing is performed at the reporting unit level. The qualitative assessment considers several factors at the reporting unit level including the excess of fair value over carrying value as of the last quantitative impairment test, the length of time since the last fair value measurement, the current carrying value, market and industry metrics, actual performance compared to forecast performance, and the Company's current outlook on the business. If the qualitative assessment indicates it is more likely than not that goodwill is impaired, the reporting unit is quantitatively tested for impairment. To quantitatively test goodwill for impairment, the fair value of each reporting unit is determined and compared to the carrying value. If the carrying value exceeds the fair value, then impairment may exist and further evaluation is required.

Intangible Assets: Definite-lived intangible assets are amortized over their estimated useful lives, and tested for impairment in accordance with the methodology discussed above under "Property and Equipment." Definite-lived intangible assets include:

•	Developed technology intangible assets, which are amortized over average, estimated useful lives of approximately 7 years.

•	Customer-related intangible assets, which are amortized over average, estimated useful lives of approximately 10 years.

The Company recorded approximately $14 million, $5 million and $11 million of amortization expense related to definite-lived intangible assets for the years ended December 31, 2014, 2013 and 2012, respectively. The Company currently estimates annual amortization expense to be $15 million for 2015, $14 million for 2016, $12 million for 2017, $12 million for 2018 and $12 million for 2019.

Indefinite-lived intangible assets are subject to impairment analysis annually or more frequently if an event occurs or circumstances indicate the carrying amount may be impaired. Indefinite-lived intangible assets are tested for impairment by comparing the fair value to the carrying value. If the carrying value exceeds the fair value, the asset is adjusted to fair value. Other definite-lived intangible assets are amortized over their estimated useful lives, and tested for impairment in accordance with the methodology discussed above under "Property and Equipment."

Product Warranty: The Company accrues for warranty obligations at the time of sale based on management estimates, with input from sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations. Product warranty liabilities are reviewed on a regular basis and adjusted to reflect actual experience.

Product Recall: The Company accrues for product recall claims related to probable financial participation in customer actions to provide remedies to consumers as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. This accrual is based on management's best estimate after consideration of the individual fact patterns associated with specific claims, including input from the Company’s engineering, quality and legal functions.

Income Taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance to reduce deferred tax assets when it is more likely than not that such assets will not be realized. This assessment requires significant judgment, and must be done on a jurisdiction-by-jurisdiction basis. In determining the need for a valuation allowance, all available positive and negative evidence, including historical and projected financial performance, is considered along with any other pertinent information.

Fair Value Measurements: The Company uses fair value measurements in the preparation of its financial statements, which utilize various inputs including those that can be readily observable, corroborated or are generally unobservable. The Company utilizes market-based data and valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Additionally, the Company applies assumptions that market participants would use in pricing an asset or liability, including assumptions about risk.

Financial Instruments: The Company uses derivative financial instruments, including forward contracts, swaps, and options to manage exposures to changes in currency exchange rates and interest rates. The Company's policy specifically prohibits the use of derivatives for speculative or trading purposes.

Business Combinations: In accounting for business combinations, the purchase price of an acquired business is allocated to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. Determining the fair values of assets acquired and liabilities assumed requires management's judgment, the utilization of independent appraisal firms and often involves the use of significant estimates and assumptions with respect to the timing and amount of future cash flows, market rate assumptions, actuarial assumptions, and appropriate discount rates, among other items.

Discontinued Operations: The Company reports operating results for discontinued operations separately from continuing operations to distinguish the financial impact of disposal transactions from ongoing operations. Discontinued operations reporting occurs only when the operations and cash flows of a component of the Company's has been or will be eliminated from ongoing operations. For a component to be disposed of by sale, financial results are classified as discontinued only when held for sale criteria are met. For a component to be disposed of other than by sale, financial results are not classified as discontinued until abandonment, distribution, or exchange occurs depending on the manner of disposal. In June 2015, the Company completed the sale of all of its shares of HVCC to the Purchasers for approximately $3.4 billion, or KRW 52,000 per share after adjusting for the 2014 dividend paid by HVCC to Visteon as further described in Note 5 "Discontinued Operations" and Note 26 "Subsequent Events". Accordingly, the vast majority of assets and liabilities and operating results for the previously reported Climate Segment are presented as discontinued operations. Additionally, in May 2014, pursuant to a Master Purchase Agreement, as subsequently amended, Visteon agreed to divest substantially all of its global Interiors business. The operating results of the operations associated with the Interiors Divestiture are presented as discontinued operations. Previously reported assets and liabilities associated with the Interiors Divestiture are presented as held for sale to conform with the Climate Transaction presentation.

Recently Issued Accounting Pronouncements: In April 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-8, "Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity". This ASU changes the requirements for reporting discontinued operations to disposals of components of an entity that represent strategic shifts that have a major effect on an entity’s operations and financial results and does not prohibit continuing involvement. The standard also expands the disclosures for discontinued operations and requires new disclosures related to individually material disposals that do not qualify for discontinued operations reporting. The guidance is effective for interim and annual periods beginning after December 15, 2014, and should be applied prospectively. The Company adopted this standard effective January 1, 2015, for the Climate Transaction as disclosed in Note 4 "Divestitures" and Note 5 "Discontinued Operations".

In May 2014, the FASB issued ASU No. 2014-9, "Revenue from Contracts with Customers", which is the new comprehensive revenue recognition standard that will supersede existing revenue recognition guidance under United States Generally Accepted Accounting Principles. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods and services. To achieve this principle, an entity identifies the contract with a customer, identifies the separate performance obligations in the contract, determines the transaction price, allocates the transaction price to the separate performance obligations and recognizes revenue when each separate performance obligation is satisfied. This ASU allows for both retrospective and prospective methods of adoption. In July 2015, the FASB approved a one-year deferral of the effective date of the standard. As such, the new standard will become effective for annual and interim periods beginning after December 15, 2017 with early adoption on the original effective date permitted. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

NOTE 3. Business Acquisitions

Electronics Acquisition

On July 1, 2014, the Company completed the acquisition of substantially all of the global automotive electronics business of Johnson Controls Inc. for an aggregate purchase price of $297 million funded with cash on hand, including $31 million of cash and equivalents at the acquired business. The operating results for the business acquired have been included in the Electronics segment from the date of acquisition. Reflected in the Company's results of operation for the year ended December 31, 2014, are sales of $665 million and gross margin of $103 million related to the Electronics Acquisition. Additionally, through the year ended December 31, 2014, the Company incurred acquisition-related costs of approximately $10 million, which were recorded as incurred and have been classified as Other expenses within the Consolidated Statements of Operations.

Pro forma financial information is presented in the following table for the years ended December 31, 2013 and 2014, as if the Electronics Acquisition had occurred on January 1, 2013. The pro forma financial information is unaudited and is provided for informational purposes only and does not purport to be indicative of the results which would have actually been attained had the acquisition occurred on January 1, 2013, or that may be attained in the future.

	Year Ended December 31
	2014	2013
	(Dollars in Millions, Unaudited)
Sales	$3,282	$3,028
Gross margin	$408	$337
(Loss) income from continuing operations before income taxes	$(29)	$639

The Electronics Acquisition was accounted for as a business combination, with the purchase price allocated on a preliminary basis as of July 2014. Assets acquired and liabilities assumed were recorded at estimated fair values based on management's estimates, available information, and reasonable and supportable assumptions. Additionally, the Company utilized a third-party to assist with certain estimates of fair values. Fair value measurements are classified within level 3 of the fair value hierarchy and were based on the following methodologies and approaches.

•	Fair value estimates for property and equipment were based on appraised values utilizing cost and market approaches.

•	Fair value estimates for contractually reimbursable engineering costs were based on discounted cash flows, which is an income model.

•	Fair values for intangible assets were based on a combination of market and income approaches, including the relief from royalty method.

The preliminary purchase price allocation, which is subject to change and may be subsequently adjusted to reflect final valuation results and other adjustments, is shown below.

Purchase price	$297
Cash acquired	(31)
Purchase price net of cash acquired	$266

Assets Acquired:
Accounts receivable	$210
Inventories	100
Property and equipment	137
Contractually reimbursable engineering costs	77
Intangible assets	16
Other assets acquired	24
Total assets acquired	$564
Liabilities Assumed:
Accounts payable	$176
Other liabilities assumed	81
Total liabilities assumed	$257
Non-controlling interests	41
Total purchase price allocation	$266

Climate Acquisitions

On September 1, 2014, HVCC completed the acquisition of a controlling 51% equity interest in Japan Climate Systems - Nanjing ("JCS-Nanjing") for $7 million. The Company commenced consolidation of JCS-Nanjing from the September 1, 2014, acquisition date. This acquisition was accounted for as a business combination, with the purchase price allocated on a preliminary basis as of September 2014. In connection with the preliminary purchase price allocation, HVCC recorded goodwill of $2 million. The preliminary purchase price allocations may be subsequently adjusted to reflect final valuation results.

In August 2014, Halla Visteon Climate Control Corporation ("HVCC") acquired the automotive thermal and emissions business of Cooper-Standard Automotive Inc., a subsidiary of Cooper-Standard Holdings Inc. (the "Thermal Acquisition"), for cash of $46 million. The Thermal Acquisition is expected to expand the thermal energy management product portfolio of HVCC and further diversify its customer base. Net sales for the acquired business were approximately $66 million for the annual period ended December 31, 2013. The operating results for the business acquired are classified as discontinued operations within the Consolidated Statements of Operations. In the year ended December 31, 2014, the Company incurred acquisition-related costs of approximately $1 million. These amounts were recorded as incurred and have been classified as discontinued operations.

The Thermal Acquisition was accounted for as a business combination, with the purchase price allocated on a preliminary basis as of August 2014. Assets acquired and liabilities assumed were recorded at estimated fair values based on management's estimates, available information, and reasonable and supportable assumptions. Additionally, the Company utilized a third-party to assist with certain estimates of fair values. Fair value measurements are classified within level 3 of the fair value hierarchy and were based on the following methodologies and approaches.

•	Fair value estimates for property and equipment were based on appraised values utilizing cost and market approaches.

•	Fair value estimates for contractually reimbursable engineering costs were based on discounted cash flows, which is an income model.

•	Fair values for intangible assets were based on a combination of market and income approaches, including the relief from royalty method.

The preliminary purchase price allocation, which is subject to change and may be subsequently adjusted to reflect final valuation results and other adjustments, is shown below.

Purchase price	$46

Property and equipment	$30
Intangible assets	8
Goodwill	8
Total purchase price allocation	$46

The pro forma effects of these Climate acquisitions would not materially impact the Company's reported results for any period presented, and as a result no pro forma financial statements are presented.

NOTE 4. Divestitures

On May 1, 2014, the Company entered into a Master Purchase Agreement as amended (the “Purchase Agreement”) pursuant to which, Visteon will reorganize substantially all of its global Interiors business under a newly-formed holding company (the “Reorganization”) and will sell all of the equity of that holding company (the “Interiors Divestiture”) in exchange for the assumption of certain liabilities related to the Company's Interiors business and the payment of nominal cash consideration. Visteon agreed to contribute up to $95 million (the "Cash Contribution") to the Interiors business and the Purchase Agreement includes net working capital adjustments whereby the Cash Contribution will be effectively adjusted based on the actual net working capital levels as of the closing date. Visteon also agreed to support the buyer in establishing external credit facilities. To the extent that $90 million of external credit facilities are not available to the Interiors business by the date of closing, Visteon is required to provide a seller-backed revolving credit facility in the amount of any shortfall.

In connection with the Purchase Agreement the Company determined that assets and liabilities subject to the Interiors Divestiture met the "held for sale" criteria during the quarterly period ended June 30, 2014. As the fair value of the assets and liabilities subject to the Interiors Transaction was less than the carrying value, the long-lived assets were reduced to zero, which resulted in an impairment loss of $173 million, which was recorded during the three-months ended June 30, 2014. The Company recorded additional impairment losses of $15 million and $2 million during each of the three month periods ended September 30, 2014 and December 31, 2014, respectively, related to capital expenditures.

Master Interiors Closing

On November 1, 2014, the Company closed on the majority of the Interiors Divestiture (the "Master Closing") and made a cash payment of $123 million, which included the $95 million Cash Contribution and other adjustments primarily for working capital subject to final adjustments. On the Master Closing date, the Company also transferred its ownership in a consolidated Interiors joint venture located in South Korea to the buyer, including approximately $10 million of cash on hand. The Company recorded losses of $125 million during the three-months ended December 31, 2014 associated with the Master Closing, including the impact of the Cash Contribution.

The Company also provided a $56 million revolving credit facility in connection with the Master Closing, representing the shortfall to the targeted amount of $90 million in external financing. The seller-backed facility is expected to be reduced over the next several months as buyer credit facilities ramp up and the seller-backed facility can also be reduced if the buyer adds working capital facilities in Russia and Thailand. Draws under the seller-backed facility are only available to the extent buyer external credit facilities are fully drawn and any draws on the seller-backed facility must be repaid prior to amounts outstanding on any external credit facilities. The seller-backed facility has a maturity of three years, an interest rate of Libor plus 5% and a default rate of interest for any interest and/or principal payment defaults. As of December 31, 2014, there were no draws on this facility, and the amount available to the buyer under the facility was $56 million. As of July 31, 2015, this revolving credit facility to the buyer was reduced to $39 million as additional receivable financing became available to the buyer.

India Interiors Closing

On December 1, 2014, the Company completed the sale of its Interiors operations located in India (the "India Closing") and made additional cash payments totaling approximately $13 million. In connection with the India Closing, the Company recorded losses of $11 million during the three-months ended December 31, 2014.

Thailand Interiors Closing

On February 2, 2015, the Company completed the sale of its Interiors operations located in Thailand (the "Thailand Closing") and transferred $5 million of cash with the business. The Company expects to receive $5 million for the sale of Thailand assets no later than August 2, 2015 as the Company has met funding commitments associated with the Master Closing. In connection with the Thailand Closing, the Company recorded losses of $3 million during the three-months ended March 31, 2015. Assets and liabilities associated with the Thailand operation met the "held for sale" criteria at December 31, 2014 and were classified as "Current assets held for sale" or "Current liabilities held for sale" in the Consolidated Balance Sheets.

Argentina and Brazil Interiors Operations

Remaining entities subject to the Interiors Divestiture are located in Argentina and Brazil. These portions of the Interiors Divestiture are expected to close by the third quarter of 2015. These remaining transactions are subject to various conditions, including regulatory and antitrust approvals, receipt of other third party consents and approvals and other customary closing conditions, and may be subject to further cash impacts based on purchase price adjustments at the time of closing. The Company expects to record losses in connection with the Argentina and Brazil portions of the Interiors Divestiture in future periods upon closing, which are estimated to be approximately $20 million. Assets and liabilities associated with the Argentina and Brazil Interiors operations met the "held for sale" criteria at December 31, 2014 and were classified as "Current assets held for sale" or "Current liabilities held for sale" in the Consolidated Balance Sheets.

Other Interiors Operations not Subject to Interiors Divestiture

While the Interiors Divestiture represents the substantial majority of the Company's Interiors operations, entities located in South America and Europe that were previously reported within the Company's Interiors segment were excluded from the scope of the Interiors Divestiture and have been reclassified to the Other segment. In connection with the preparation of the December 31, 2014, financial statements, the Company determined that an indicator of impairment existed in relation to the long-lived assets of the European Other operation. Accordingly, the Company performed a recoverability test utilizing a probability weighted analysis of cash flows associated with continuing the operations and estimated cash flows associated with the potential sale of the operations. As a result of the analysis, the Company concluded that the assets were not recoverable. However, no impairment was recorded as of December 31, 2014, as the fair value of the underlying assets were determined to be in excess of the respective carrying value. To the extent that a sale transaction becomes more likely to occur in future periods an impairment charge may be required and such charge could be material. Additionally, due to certain liabilities and capital requirements of this remaining business, Visteon may be required to contribute cash to such business in connection with any disposition and such amounts could be material. As of December 31, 2014, the Company did not meet the specific criteria considered necessary for the European Interiors operations to be considered held for sale.

Climate Transaction

On June 9, 2015, Visteon completed the sale of all its shares in HVCC to the Purchasers. The Climate Transaction closed for approximately $3.4 billion, or KRW 52,000 per share, after adjusting for the 2014 dividend paid by HVCC to Visteon. The Company received net cash proceeds of approximately $2.7 billion and recognized a pre-tax gain of approximately $2.3 billion in connection with the the closing of the Climate Transaction in June, 2015.

In connection with the closing of the Climate Transaction, Visteon, HVCC and/or the Purchasers have entered into certain other agreements, including a transition agreement (pursuant to which the parties will provide certain transition services for a specified period following the closing), a remediation agreement (pursuant to which Visteon will provide certain IT services for a period of time), engineering and support agreements (pursuant to which the parties will support certain operations of the other following the closing), and a letter agreement (pursuant to which Visteon has agreed to purchase from HVCC certain electronics operations located in India). Assets and liabilities associated with the Climate Transaction met the "held for sale" criteria during the second quarter ended June 30, 2015 and were classified as such in the Consolidated Balance Sheets.

NOTE 5. Discontinued Operations

The operations subject to the Interiors Divestiture and Climate Transaction met conditions required to qualify for discontinued operations reporting. Accordingly, the results of operations for the Interiors and Climate businesses have been reclassified to Net income (loss) from discontinued operations in the Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012. In addition, the Company completed the sale of its Lighting operations for proceeds of approximately $70 million (the "Lighting Transaction") on August 1, 2012. As such, the operating results of the Lighting Transaction have also been presented in Net income (loss) from discontinued operations in the Consolidated Statements of Operations the Consolidated Statements of Operations for the year ended December 31, 2012.

Discontinued operations are summarized as follows:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Sales	$5,757	$5,715	$5,529
Cost of sales	5,239	5,226	5,064
Gross margin	518	489	465
Selling, general and administrative expenses	194	192	199
Long-lived asset impairment	190	—	19
Loss on interiors divestiture	136	—	—
Restructuring expense	17	18	37
Interest expense, net	7	4	(3)
Equity in net income of non-consolidated affiliates	13	11	5
Other expense	25	15	21
(Loss) income from discontinued operations before income taxes	(38)	271	197
Provision for income taxes	93	51	86
Net (loss) income from discontinued operations	(131)	220	111
Net income attributable to non-controlling interests	66	85	67
Net (loss) income from discontinued operations attributable to Visteon	$(197)	$135	$44

Assets and liabilities related to the Interiors and Climate businesses have been reclassified as held for sale in the consolidated balance sheets.

Held for sale balances are summarized as follows:

	December 31
	2014	2013
	(Dollars in Millions)
ASSETS HELD FOR SALE
Cash and equivalents	$351	$359
Restricted cash	—	6
Accounts receivable, net	845	971
Inventories, net	334	342
Other current assets	130	177
Total current assets held for sale	1,660	1,855

Property and equipment, net	1,077	1,217
Intangible assets, net	251	285
Investments in non-consolidated affiliates	66	63
Other non-current assets	32	50
Total non-current assets held for sale	1,426	1,615
Total assets held for sale	$3,086	$3,470

LIABILITIES HELD FOR SALE
Short-term debt, including current portion of long-term debt	$113	$105
Accounts payable	718	933
Employee benefits	66	106
Other current liabilities	90	106
Total current liabilities held for sale	987	1,250

Long-term debt	252	226
Employee benefits	77	80
Deferred tax liabilities	67	74
Other non-current liabilities	36	47
Total non-current liabilities held for sale	432	427
Total liabilities held for sale	$1,419	$1,677

The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories within the consolidated statement of cash flows. Cash and non-cash items for certain operating and investing activities related to discontinued operations for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Depreciation and amortization	$200	$222	$215
Asset impairments and losses on divestitures	$326	$—	$19
Capital expenditures	$244	$213	$172

NOTE 6. Yanfeng Transactions

On August 12, 2013, Visteon entered into a Master Agreement (the “Master Agreement”) with Huayu Automotive Systems Company Limited (“HASCO”), Yanfeng Visteon Automotive Trim Systems Co., Ltd. (“Yanfeng”) and Yanfeng Visteon Automotive Electronics Co., Ltd. (“YFVE”), pursuant to which, among other things, Visteon and HASCO agreed to modify their existing interests in automobile interiors and electronics joint ventures in the People’s Republic of China, including Yanfeng and YFVE. Pursuant to the Master Agreement, among other transactions, (i) Visteon agreed to sell its 50% ownership interest in Yanfeng for cash of approximately $928 million, (ii) Visteon agreed to sell its ownership interests in other Yanfeng-related interiors joint ventures for additional aggregate cash of approximately $96 million, and (iii) Visteon agreed to subscribe to an additional 11% ownership interest in YFVE for cash of approximately $58 million.

During the fourth quarter of 2013, Visteon completed some of the transactions contemplated under the Master Agreement including, but not limited to, the subscription to an additional 11% ownership interest in YFVE and the sale of its 50% ownership interest in Yanfeng. The Company recorded gains on the transactions completed during the three months ended December 31, 2013, totaling $465 million.

As of December 31, 2014, and in accordance with the Master Agreement, YFVE completed the sale of its ownership interests in certain joint ventures to Yanfeng Visteon Electronics (China) Investment Co., Ltd. ("YFVIC") for cash proceeds of $37 million. No gains or losses were recorded on these transactions by YFVE due to the Company's 50% ownership interest in YFVIC. Differences between carrying value and proceeds on these investments, if any, have been deferred as a basis adjustment to the Company's investment in YFVIC. In October 2014, YFVIC completed the purchase of Yanfeng’s 49% direct ownership in YFVE pursuant to the Master Agreement. The purchase by YFVIC was financed through a shareholder loan from Yanfeng and external borrowings of approximately $40 million which were guaranteed by Visteon. The guarantee contains standard non-payment provisions to cover the borrowers in event of non-payment of principal, accrued interest, and other fees for its five year tenor.

In June 2015, the Company completed the sale of its 12.5% ownership interest in Yangfeng Visteon Jinqiao Automotive Trim Systems Co., Ltd. ("Jinqiao"), a Chinese automotive supplier, as contemplated under the Master Agreement, for proceeds of approximately $91 million and recorded a pre-tax gain of $62 million during the three and six months ended June 30, 2015.

Restructuring of YFVE Electronics Investments

On November 7, 2013, Visteon made a cash payment of $58 million to subscribe to an additional 11% ownership interest in YFVE. This step acquisition increased Visteon's direct ownership interest in YFVE from a non-controlling 40% direct ownership interest to a controlling 51% direct ownership interest. Accordingly, from the date of the step acquisition, the financial position, results of operations and cash flows of YFVE are consolidated into the Visteon financial statements as part of the Electronics business unit. Prior to the step acquisition Visteon accounted for YFVE as a non-consolidated affiliate under the equity method. Visteon applied business combination accounting and consolidated YFVE from November 1, 2013, forward, as activity between that date and the closing date of the acquisition was not material. Visteon determined the purchase price of YFVE to be $293 million, representing the aggregate of the consideration transferred to acquire the additional 11% ownership interest in YFVE, the estimated fair value of Visteon's previous 40% equity interest in YFVE, and the estimated fair value of the 49% non-controlling interest in YFVE, as follows:

November 1, 2013
(Dollars in Millions)
Cash paid for additional 11% interest in YFVE	$58
Fair value of Visteon's previous 40% equity interest in YFVE	97
Fair value of 49% non-controlling interest in YFVE	138
Total YFVE purchase price	$293
The Company remeasured its previously held 40% equity interest in YFVE to fair value, resulting in a gain of $52 million inclusive of approximately $3 million related to foreign currency translation reclassified from AOCI. Visteon also recorded 100% of the identifiable assets and liabilities of YFVE and a non-controlling interest in YFVE, all at respective fair values. Goodwill of $51 million was recorded, representing the excess of the purchase price over the net of the fair values of the identifiable assets and liabilities acquired of $242 million. The fair value of Visteon's previous 40% equity interest in YFVE and the fair value of the 49% non-controlling interest in YFVE were estimated using income and market approaches based on financial analysis methodologies (including the discounted cash flow analysis), projected financial information, management's estimates, available information, and reasonable and supportable assumptions. These fair value measurements are classified within level 3 of the fair value hierarchy.

The total YFVE purchase price of $293 million was allocated to the Visteon consolidated statement of financial position, as follows:

November 1, 2013
(Dollars in Millions)
Total YFVE purchase price	$293
Cash and equivalents	96
Accounts receivable	75
Inventories	42
Other current assets	60
Property and equipment	42
Equity in net assets of non-consolidated affiliates	31
Intangible assets	105
Other non-current assets	2
Short-term debt	(34)
Accounts payable	(106)
Accrued employee liabilities	(9)
Other current liabilities	(43)
Other non-current liabilities	(19)
Goodwill	$51
In addition to goodwill of $51 million, intangible assets include $89 million, $7 million and $9 million, respectively, for estimated amounts recognized for the fair value of customer-related and developed technology assets, and land use rights. These intangible assets have a weighted average useful life of approximately 10 years, 10 years and 32 years, respectively. Fair value estimates of these intangible assets were based on income approaches utilizing projected financial information, management's estimates, available information, and reasonable and supportable assumptions. The estimated fair values of property and equipment assets were based on a combination of cost and market approaches after considering the highest and best use of the assets. The estimated fair values of other assets and liabilities were based on management's estimates, available information, and reasonable and supportable assumptions. These fair value measurements are classified within level 3 of the fair value hierarchy. Additionally, the pro forma effects of this acquisition would not materially impact the Company's reported results for any period presented, and as a result no pro forma financial information was presented.

Sale of 50% Ownership Interest in Yanfeng

On December 17, 2013, Visteon completed the sale of its 50% ownership interest in Yanfeng for cash proceeds of $928 million (before applicable taxes). In connection with the sale, Visteon recorded a gain of $413 million inclusive of approximately $31 million related to foreign currency translation reclassified from AOCI. Cash received from the sale of the Company's 50% investment in Yanfeng has been classified as net cash provided from investing activities on the Consolidated Statement of Cash Flows for the year ended December 31, 2013.

NOTE 7. Investments in Affiliates

Equity in Net Income in Non-Consolidated Affiliates

The Company recorded equity in the net income of non-consolidated affiliates of $2 million for the year ended December 31, 2014, $202 million for the year ended December 31, 2013, and $221 million for the year ended December 31, 2012, respectively.

•
Equity in net income of non-consolidated affiliates for the year ended December 31, 2013, includes $27 million representing Visteon's 50% equity interest in a non-cash gain recorded by Yanfeng. The gain resulted from the deconsolidation of YFVE pursuant to Visteon's November 2013, step acquisition to acquire a controlling 51% ownership interest in YFVE. In connection with the deconsolidation, Yanfeng recorded its retained non-controlling interest in YFVE at fair value, which exceeded the carrying value of net assets deconsolidated. The fair value of the retained non-controlling interest in YFVE was determined using financial analysis methodologies including the discounted cash flow analysis and the fair value measurement is classified within level 3 of the fair value hierarchy.

•
Equity in net income of non-consolidated affiliates for the year ended December 31, 2012, includes $63 million representing Visteon's equity interest in a non-cash gain recorded by Yanfeng. The gain resulted from the excess of fair value over carrying value of a former equity investee of Yanfeng that was consolidated effective June 1, 2012, pursuant to changes in the underlying joint venture agreement. The fair value was determined using financial analysis methodologies including the discounted cash flow analysis and the fair value measurement is classified within level 3 of the fair value hierarchy.

The Company monitors its investments in affiliates for indicators of other-than-temporary declines in value on an ongoing basis. If the Company determines that an “other-than-temporary” decline in value has occurred, an impairment loss will be recorded, which is measured as the difference between the recorded book value and the fair value of the investment. During 2012, the Company determined that an other-than-temporary decline in the value of its investment in Visteon TYC Corporation ("VTYC") had occurred based on anticipated sale transaction proceeds and recorded an impairment of $5 million. In January 2013, the Company completed the sale of its 50% equity interest in VTYC for proceeds of approximately $17 million and no additional gain or loss was recorded on the sale. Included in the Company’s retained earnings is undistributed income of non-consolidated affiliates accounted for under the equity method of approximately $8 million and $18 million at December 31, 2014 and 2013, respectively.

Investments in Non-Consolidated Affiliates

Investments in non-consolidated affiliates were $99 million and $165 million at December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, non-consolidated affiliates accounted for under the equity method totaled $56 million and $126 million while non-consolidated affiliates accounted for under the cost method totaled $43 million and $39 million, respectively. Effective December 17, 2013, the Company changed from the equity method to the cost method of accounting for certain affiliates in connection with the closing of the sale of its 50% ownership interest in Yanfeng, including Yanfeng Visteon Jinqiao Automotive Trim Systems Co., Ltd.
A summary of the Company's investments in non-consolidated affiliates is provided below.

	December 31
	2014	2013
	(Dollars in Millions)
Yanfeng Visteon Electronics (China) Investment Co., Ltd.	$33	$48
Yanfeng Visteon Jinqiao Automotive Trim Systems Co., Ltd.	31	38
Chongqing Changan Visteon Engine Control Systems Co., Ltd.	16	16
OpenSynergy GMBH	7	—
Changchun FAWAY Auto Electronics Co., Ltd.	6	—
YFVE affiliate investments	—	31
Duckyang Industry Co., Ltd.	—	29
Others	6	3
Total investments in non-consolidated affiliates	$99	$165

In April 2014, the Company completed the sale of its 50% ownership interest in Duckyang Industry Co., Ltd. ("Duckyang"), a Korean automotive interiors supplier. In connection with the transaction, the Company received total cash of approximately $31 million, including $6 million of dividends, and recorded a pre-tax gain of approximately $2 million. In June 2013, the Company completed the sale of its 20% equity interest in Dongfeng Visteon Automotive Trim Systems Co., Ltd. ("Dongfeng") for proceeds of approximately $20 million and recognized a gain of approximately $5 million.

Summarized Financial Information for Non-Consolidated Affiliates

Summarized financial data is provided below for the Company’s non-consolidated affiliates accounted for under the equity method for 2013 and 2012. Such investments were not significant in 2014. Amounts included in the tables below represent 100% of the results of operations for such non-consolidated affiliates. Prior to the disposal of Yanfeng, it was considered a significant non-consolidated affiliate and is shown separately in the tables below.

	Net Sales		Gross Margin		Net Income
	December 31		December 31		December 31
	2013	2012	2013	2012	2013	2012
	(Dollars in Millions)
Yanfeng	$8,089	$5,171	$1,160	$782	$334	$369
All other	864	1,302	40	130	64	82
	$8,953	$6,473	$1,200	$912	$398	$451

Yanfeng sales and gross margin for the year ended December 31, 2012 include approximately $1,733 million and $278 million, respectively, related to the results of operations for the five months ended May 31, 2012 of a former equity investee that was consolidated effective June 1, 2012. Yanfeng net income for the years ended December 31, 2013 and 2012 includes approximately $54 million and $130 million, respectively associated with non-cash gains. Net sales for all other affiliates for the years ended December 31, 2013 and 2012 included $764 million and $802 million, respectively related to Duckyang Industry Co., Ltd., which was sold for total cash of $31 million in April 2014.

NOTE 8. Restructuring Activities

The Company has undertaken various restructuring activities to achieve its strategic and financial objectives. Restructuring activities include, but are not limited to, plant closures, production relocation, administrative cost structure realignment and consolidation of available capacity and resources. The Company expects to finance restructuring programs through cash on hand, cash generated from operations, reimbursements pursuant to customer accommodation and support agreements or through cash available under its existing debt agreements, subject to the terms of applicable covenants. Restructuring costs are recorded as elements of a plan are finalized and the timing of activities and the amount of related costs are not likely to change. However, such costs are estimated based on information available at the time such charges are recorded. In general, management anticipates that restructuring activities will be completed within a time frame such that significant changes to the plan are not likely. Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated.

Including amounts associated with discontinued operations, the Company recorded restructuring expenses of $71 million, $41 million, and $79 million during the years ended December 31, 2014, 2013 and 2012, respectively. Significant restructuring programs are summarized below by product group.

Electronics
In connection with the Electronics Acquisition, the Company commenced a restructuring program designed to achieve cost savings through transaction synergies. The Company expects to incur up to $60 million of restructuring costs for this program. During the year ended December 31, 2014, the Company recorded $37 million of severance and termination benefits under this program associated with approximately 600 employees. The Company anticipates recording additional restructuring charges related to this program in future periods as underlying plans are finalized. Approximately $30 million remains accrued at December 31, 2014.

During 2011, the Company announced its intention to permanently cease production and to close the Cadiz Electronics facility located in Spain. In January 2012, the Company reached agreements with the local unions and Spanish government for the closure of the Cadiz Electronics facility. During the first quarter of 2012, and in connection with the agreements, the Company recorded one-time termination benefits, in excess of the statutory minimum requirement, of approximately $31 million and other exit costs of $5 million. The Company also transferred land, building and machinery to the local municipality in Spain for the benefit of employees resulting in a loss of $14 million, which was recorded in Other expense, net in the consolidated statements of operations. During the year ended December 31, 2012, the Company made $49 million of cash payments for employee severance and termination benefits and $5 million for other exit costs, primarily governmental registration of contributed assets. Additionally, the Company recovered approximately $23 million of these costs pursuant to the 2010 Global Settlement and Release Agreement with Ford, including $19 million during 2012 and $4 million during 2011. Amounts recovered have been recorded as deferred revenue on the Company's consolidated balance sheet and are being amortized on a straight-line basis over the remaining life of supply contracts with the customer, or approximately 5 years.

Corporate

During 2012, the Company announced a program designed to realign its corporate and administrative functions directly to their corresponding operational beneficiary and to reduce corporate administrative costs. During the year ended December 31, 2012, the Company recorded severance and termination benefit costs of $4 million associated with approximately 30 employees. During the year ended December 31, 2013, the Company recorded expenses and paid cash for additional severance and termination benefit costs under this program of $9 million associated with approximately 40 employees. During the year ended December 31, 2014, the Company paid cash to settle the remaining employee severance and termination benefits of $4 million.

Other

During 2014, the company announced the closure of a Climate facility located in Quilmes, Argentina. In connection with the closure, the Company recorded $13 million of restructuring expenses, primarily related to severance and termination benefits associated with approximately 270 employees. Approximately $1 million remains accrued at December 31, 2014. The Company also announced the closure of a Climate facility located in Port Elizabeth, South Africa. In connection with the closure, the Company recorded and paid $2 million of restructuring expenses, primarily related to severance and termination benefits associated with approximately 90 employees.

Additionally, during 2014, the Company recorded $6 million of employee severance and termination benefit costs associated with approximately 100 employees at two European Interior facilities located in Spain. The Company made cash payments of approximately $3 million related to employee severance and termination benefits and approximately $3 million was divested as a result of the Interiors Divestiture.

During 2013, the Company announced a plan to restructure the workforce and related processes at an Interiors operation in Brazil. The Company recorded employee severance and termination benefit costs of $8 million associated with approximately 255 employees. The Company made cash payments of approximately $4 million and $4 million, respectively, for related employee severance and termination benefits during the years ended December 31, 2013 and 2014. During 2014, the Company announced a plan to further reduce the workforce at an Interiors operation in Brazil and recorded $3 million for employee severance and termination benefits associated with approximately 50 employees. As of December 31, 2014, this amount remains accrued for this program.

During 2012, the Company announced a plan to restructure three European Interiors facilities located in France and recorded approximately $30 million for employee severance and termination benefits associated with approximately 230 employees. During the years ended December 31, 2013 and 2014, the Company recorded an additional $4 million and $5 million, respectively, of employee severance and termination benefit costs associated with this program and made cash payments of approximately $16 million and $18 million, respectively, for related employee severance and termination benefits. As of December 31, 2014, approximately $5 million remains accrued for this program.

During 2011, the Company commenced a program designed to commonize global business systems and processes across its Climate operations for the purpose of reducing costs. In connection with the reorganization of the Company's Climate operations in France, the Company recorded and paid cash to settle employee severance and termination benefits of $3 million, $14 million, and $4 million, respectively, for the years ended December 31, 2014, 2013, and 2012, associated with approximately 20 employees, 100 employees, and 45 employees, respectively. Additionally, during 2013, the Company recorded and paid cash to settle employee severance and termination benefits of $4 million at a facility in Argentina.

Restructuring costs associated with entities subject to the Interiors Divestiture and Climate Transaction have been classified within discontinued operations on the Consolidated Statements of Operations for the years ended December 31, 2014, 2013, and 2012, respectively.

Restructuring Reserves

Restructuring reserve balances of $39 million and $29 million at December 31, 2014 and 2013, respectively, including amounts associated with discontinued operations of $20 million for 2013, are classified as Other current liabilities and Other current liabilities held for sale on the Consolidated Balance Sheets. The Company anticipates that the activities associated with the restructuring reserve balance as of December 31, 2014 will be substantially completed by the end of 2015. The Company’s consolidated restructuring reserves and related activity are summarized below including amounts associated with discontinued operations.

	Electronics	Corporate	Other	Total
	(Dollars in Millions)
December 31, 2011	$19	$—	$7	$26
Expense	36	4	39	79
Utilization	(54)	(1)	(11)	(66)
December 31, 2012	$1	$3	$35	$39
Expense	—	9	32	41
Reversals	(1)	—	(1)	(2)
Utilization	—	(9)	(40)	(49)
December 31, 2013	$—	$3	$26	$29
Expense	37	1	33	71
Utilization	(6)	(4)	(46)	(56)
Business divestiture	—	—	(3)	(3)
Foreign currency	(1)	—	(1)	(2)
December 31, 2014	$30	$—	$9	$39

Given the economically-sensitive and highly competitive nature of the automotive industry, the Company continues to closely monitor current market factors and industry trends taking action as necessary, including but not limited to, additional restructuring actions. However, there can be no assurance that any such actions will be sufficient to fully offset the impact of adverse factors on the Company or its results of operations, financial position and cash flows.

NOTE 9. Inventories

Inventories consist of the following components:

	December 31
	2014	2013
	(Dollars in Millions)
Raw materials	$117	$67
Work-in-process	43	44
Finished products	62	42
Valuation reserves	(14)	(23)
	$208	$130

Effective July 1, 2014, the Company recorded $100 million of inventory at fair value in connection with the Electronics Acquisition. The fair value of inventory was based on management's estimate, available information, and reasonable and supportable assumptions, resulting in an increase of $2 million over the acquiree's historical cost. This amount was subsequently expensed in Cost of sales on the Company’s Consolidated Statements of Operation during the year ended December 31, 2014.

NOTE 10. Other Assets

Other current assets are comprised of the following components:

	December 31
	2014	2013
	(Dollars in Millions)
Recoverable taxes	$78	$73
Joint venture receivables	52	49
Contractually reimbursable engineering costs	36	—
Prepaid assets and deposits	30	26
Non-trade receivables	28	—
Deferred tax assets	20	22
Other	6	5
	$250	$175

Non-trade receivables represent accounts receivable that the Company is invoicing on behalf of the buyer of the Interiors business until underlying contractual customer agreements are transferred or otherwise modified.

Other non-current assets are comprised of the following components:

	December 31
	2014	2013
	(Dollars in Millions)
Recoverable taxes	$58	$58
Contractually reimbursable engineering costs	31	—
Deferred tax assets	23	57
Other	33	20
	$145	$135

Current and non-current contractually reimbursable engineering costs of $36 million and $31 million, respectively, at December 31, 2014, are related to pre-production design and development costs incurred pursuant to long-term supply arrangements that are contractually guaranteed for reimbursement by customers. The Company expects to receive cash reimbursement payments of approximately $36 million in 2015, $25 million in 2016, $5 million in 2017 and $1 million in 2018.

NOTE 11. Property and Equipment

Property and equipment, net consists of the following:

	December 31
	2014	2013
	(Dollars in Millions)
Land	$17	$10
Buildings and improvements	66	37
Machinery, equipment and other	337	209
Construction in progress	64	33
Total property and equipment	484	289
Accumulated depreciation	(136)	(101)
	348	188
Product tooling, net of amortization	15	9
Property and equipment, net	$363	$197

Depreciation and amortization expenses for property and equipment are summarized as follows:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Depreciation	$54	$32	$38
Amortization	2	3	3
	$56	$35	$41

NOTE 12. Intangible Assets

Intangible assets at December 31, 2014 and 2013, were as follows:

		December 31, 2014			December 31, 2013
	Estimated Weighted Average Useful Life (years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
		(Dollars in Millions)
Definite-Lived:
Developed technology	7	$39	$13	$26	$23	$9	$14
Customer related	10	87	10	77	90	1	89
Other	32	8	1	7	9	1	8
Subtotal		$134	$24	$110	$122	$11	$111
Indefinite-Lived:
Goodwill		$46	$—	$46	$51	$—	$51
Total		$180	$24	$156	$173	$11	$162
A roll-forward of the net carrying amounts of intangible assets, by product group is presented below:

	Definite-lived intangibles			Indefinite-lived intangibles
	Developed Technology	Customer Related	Other	Goodwill	Total
	(Dollars in Millions)
Electronics:
Balance at December 31, 2012	$10	$—	$—	$—	$10
Additions	7	89	9	51	156
Foreign currency	—	1	—	—	1
Amortization	(3)	(1)	(1)	—	(5)
Balance at December 31, 2013	$14	$89	$8	$51	$162
Additions	16	—	—	—	16
Foreign currency	3	(5)	(1)	(1)	(4)
Amortization	(7)	(7)	—	—	(14)
YFVE purchase accounting adjustment	—	—	—	(4)	(4)
Balance at December 31, 2014	$26	$77	$7	$46	$156

NOTE 13. Other Liabilities

Other current liabilities are summarized as follows:

	December 31
	2014	2013
	(Dollars in Millions)
Restructuring reserves	$39	$9
Rent and royalties	24	5
Non-trade payables	24	—
Joint venture payables	22	36
Foreign currency hedges	15	1
Deferred income	14	8
Non-income taxes payable	13	7
Income taxes payable	11	8
Product warranty and recall accruals	11	16
Deferred income taxes	3	43
Other	41	48
	$217	$181

Non-trade payables represent accounts payable that the Company is processing on behalf of the buyer of the Interiors business until underlying contractual supplier agreements are transferred or otherwise modified.

Other non-current liabilities are summarized as follows:

	December 31
	2014	2013
	(Dollars in Millions)
Income tax reserves	$45	$42
Deferred income	20	22
Non-income tax reserves	19	23
Product warranty and recall accruals	10	7
Other	15	10
	$109	$104

NOTE 14. Debt

The Company’s short and long-term debt consists of the following:

		Weighted Average Interest Rate		Carrying Value
	Maturity	2014	2013	2014	2013
				(Dollars in Millions)
Short-Term Debt:
Current portion of long-term debt		3.5%	N/A	$8	$—
Short-term borrowings		3.6%	8.3%	21	1
				$29	$1
Long-Term Debt:
6.75% Senior notes due April 15, 2019	2019	N/A	6.75%	$—	$396
Term facility due April 9, 2021	2021	3.5%	N/A	583	—
Other	2014-2018	4.2%	3.4%	4	2
				$587	$398

Short-Term Debt

Short-term borrowings are related to the Company's non-U.S. joint venture and are payable primarily in Chinese Renminbi and Russian Ruble. As of December 31, 2014 and 2013, the Company had short-term borrowings of $21 million and $1 million, respectively. Short-term borrowings increased in 2014 primarily to support working capital needs.

Available borrowings on outstanding affiliate credit facilities as of December 31, 2014, is approximately $38 million and certain of these facilities have pledged assets as security.

Long-Term Debt

On April 9, 2014, the Company entered into a new credit agreement (the “Credit Agreement”), by and among the Company as borrower, each lender from time to time party thereto, each letter of credit issuer from time to time party thereto and Citibank, N.A. as administrative agent (the “Administrative Agent”), which provides for (i) delayed draw term loans in an aggregate principal of $600 million (the “Term Facility”) and (ii) a $200 million revolving credit facility (the “Revolving Facility”). The Company and certain of its subsidiaries have granted a security interest in substantially all of their respective property, subject to certain limitations.

At the Company’s option, loans under the Term Facility and Revolving Facility may be maintained from time to time at an interest rate equal to the applicable rate (“Applicable Rate”) plus the applicable domestic rate (“Base Rate”) or the LIBOR-based rate (“Eurodollar Rate”). The Base Rate shall be a fluctuating rate per annum equal to the highest of (i) the rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the following Business Day, plus 0.50%; (ii) the rate established by the Administrative Agent as its “prime rate” at its principal U.S. office and (iii) the Eurodollar Rate (which, for the purposes of establishing the Base Rate, shall not be less than 0.75%) plus 1%. The Eurodollar Rate shall be equal to the quotient obtained by dividing (a) the ICE Benchmark Administration Limited LIBOR Rate by (b) the difference between 1.00 and the reserve percentage under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement with respect to Eurocurrency funding. The Applicable Rate varies based on certain corporate credit ratings at the time of borrowing, and ranges from 1.00% to 1.75% for Base Rate loans and 2.00% to 2.75% for Eurodollar Rate loans.

Up to $75 million of the Revolving Facility is available for the issuance of letters of credit, and any such issuance of letters of credit will reduce the amount available for loans under the Revolving Facility. Up to $20 million of the Revolving Facility is available for swing line advances, and any such swing line advances will reduce the amount available for loans under the Revolving Facility. The Company may request increases in the limits under the Term Facility and the Revolving Facility and may request the addition of one or more term loan facilities under the Credit Agreement.

The Term Facility matures on April 9, 2021 (the “Term Facility Maturity Date”), and the Revolving Facility shall mature on April 9, 2019 (the “Revolving Facility Maturity Date”). Loans made under the Term Facility are due and payable in full on the Term Facility Maturity Date. Loans made under the Revolving Facility are due and payable in full on the Revolving Facility Maturity Date. Outstanding borrowings may be prepaid without penalty (other than borrowings made for the purpose of reducing the effective interest rate margin or weighted average yield of the loans) in $100,000 increments over $500,000 for loans maintained under the Base Rate and in $250,000 increments over $1,000,000 for loans maintained under the Eurodollar Rate. There are mandatory prepayments of principal in connection with: (i) excess cash flow sweeps (in the amount of 50%, with step downs to 25% and 0% of the excess cash flow, depending on the then-applicable leverage), (ii) certain asset sales or other dispositions (including as a result of casualty or condemnation), (iii) certain refinancings of indebtedness and (iv) over-advances under the Revolving Facility. The Company is also required to repay quarterly 0.25% of the initial term loan drawn.

The Credit Agreement requires the Company and its subsidiaries to comply with customary affirmative and negative covenants, including financial covenants and contains customary events of default. The Term Facility and the Revolving Facility require that, as of the last day of any four consecutive fiscal quarters of the Company last ended (commencing as of June 30, 2014), the Company maintain a total net leverage ratio no greater than 3.00:1.00 (the “Financial Maintenance Covenant”). During any period when the Company’s corporate and family ratings meet certain specified ratings, certain of the negative covenants shall be suspended and the Financial Maintenance Covenant shall only be tested with respect to the Revolving Facility. As of December 31, 2014, the Company was in compliance with the Financial Maintenance Covenant.

All obligations under the Credit Agreement and obligations in respect of certain cash management services and swap agreements with the lenders and their affiliates are unconditionally guaranteed by certain of the Company’s subsidiaries. In connection with the Credit Agreement, on April 9, 2014, (i) the Company, certain of its subsidiaries and the Administrative Agent entered into a Security Agreement (the “Security Agreement”), (ii) certain subsidiaries of the Company and the Administrative Agent entered into a Guaranty Agreement (the “Guaranty Agreement”) and (iii) the Company, certain of its subsidiaries and the Administrative Agent entered into an Intellectual Property Security Agreement (the “Intellectual Property Security Agreement” and, together with the Security Agreement and the Guaranty Agreement, the “Security Documents”). Pursuant to the Security Documents, all obligations under the Credit Agreement are secured by a first-priority perfected lien (subject to certain exceptions) in substantially all of the property of the Company and the subsidiaries party to the Security Agreement, subject to certain limitations.

In connection with signing of the Credit Agreement, on April 9, 2014, the Company terminated its $130 million revolving loan credit agreement dated October 1, 2010. On June 23, 2014, the Company drew the $600 million term loan, net of an original issue discount of $9 million. During 2014, the company made the required mandatory quarterly repayments of 0.25% of the initial term loan totaling $3 million. As of December 31, 2014, $597 million face value was outstanding under the Term Facility, and there were no outstanding borrowings under the Revolving Facility.

The Company's 6.75% senior notes due April 15, 2019 (the "Senior Notes") were issued under an Indenture (the "Indenture") among the Company, the subsidiary guarantors named therein, and the Bank of New York Mellon Trust Company, N.A., as trustee. The Indenture and the form of Senior Notes provided, among other things, that prior to April 15, 2014, the Company had the option to redeem up to 10% of the Senior Notes during any 12-month period from issue date until April 15, 2014 for a 103% redemption price, plus accrued and unpaid interest to the redemption date. The Company exercised this right in each of December 2012, December 2013 and April 2014 to repurchase $50 million (10% of its Senior Notes aggregating $150 million of repurchases). Additionally, the Company had the option to redeem a portion or all of the Senior Notes beginning on April 15, 2014 for a 105.063% redemption price, plus accrued and unpaid interest to the redemption date. On April 9, 2014, the Company exercised this right and issued a call notice and redeemed the remaining $350 million of its Senior Notes on May 9, 2014. The Company recorded a $23 million and $2 million loss on extinguishment of debt in the year ended December 31, 2014 and 2013, respectively, related to the premium paid on the debt redemption and unamortized original issue discount, debt fees and other debt issue costs associated with the Senior Notes.

The Company executed an Amendment to the Credit Agreement on March 25, 2015. The Amendment, among other things, provides for certain modifications to the Credit Agreement to permit Visteon’s sale of its ownership interest in HVCC and otherwise to update the Credit Agreement to account for HVCC no longer being a subsidiary of Visteon following the Climate Transaction. While certain waivers granted under the Amendment became effective on March 25, 2015, the amendments relating to the Climate Transaction became effective substantially concurrently with the consummation of the Climate Transaction. Under the Amendment, Term Lenders agree to waive the requirement that 100% of the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries from the HVCC Sale be used to prepay the Term Loans so long as such Net Cash Proceeds are used to prepay the Term Loans within five Business Days of the receipt of such Net Cash Proceeds in an amount sufficient to reduce the aggregate principal amount of Term Loans outstanding after giving effect to such prepayment to no more than $350 million.

Visteon consummated the Climate Transaction on June 9, 2015 and subsequently paid down $246 million term loan principal on June 12, 2015 to reduce aggregate principal amount of Term Loans outstanding to $350 million. In connection with the principal reduction, the 0.25% mandatory quarterly prepayment obligation was considered met, therefore Visteon will cease making quarterly amortization payments.

Other Long-Term Debt

As of December 31, 2014 and December 31, 2013, the Company had $4 million and $2 million other long-term debt outstanding. The amount outstanding on December 31, 2014 is primarily related to information technology software leases.

Debt Obligations

Debt obligations are primarily related to term loan amortization and lease. As of December 31, 2014, debt obligations included maturities as follows: 2015 — $29 million; 2016 — $8 million; 2017 — $7 million; 2018 — $7 million; 2019 — $6 million; thereafter — $559 million.

Other

The Company has a $15 million letter of credit facility with US Bank National Association. In connection with the facility, the Company must maintain a collateral account equal to 103% of the aggregate stated amount of issued letters of credit (or 110% for non-U.S. currencies) and must reimburse any amounts drawn under issued letters of credit. As of December 31, 2014 and 2013, the Company had $7 million and $10 million, respectively, of outstanding letters of credit issued under this facility secured by restricted cash.

Additionally, the Company had $16 million and $21 million of locally issued letters of credit at December 31, 2014 and 2013 respectively to support various customs arrangements and other obligations at its local affiliates, of which $2 million and $15 million are secured by cash collateral. Of the locally issued letters of credit, $11 million and $18 million were related to discontinued operations at December 31, 2014 and 2013 respectively, secured by less than $1 million and $14 million of local cash collateral. Letters of credit for remaining operations of $5 million and $3 million at December 31, 2014 and 2013 respectively, are primarily related to customs and customer funded tooling.

Held for Sale

Short-Term Debt Held for Sale

As of December 31, 2014 and 2013, short-term debt related to business reclassified as held for sale was $113 million and $105 million, respectively, including international affiliate short-term borrowings of $111 million and $103 million, respectively. Short-term borrowings at December 31, 2013, also included an arrangement, through a subsidiary in France, to sell accounts receivable with recourse on an uncommitted basis. The amount of financing available is dependent on the amount of receivables less customary reserves. The Company pays a 25 basis points servicing fee on all receivables sold, as well as a financing fee of three-month Euribor plus 95 basis points on the advance portion. At December 31, 2013, there were $31 million outstanding borrowings under the facility.

Long-Term Debt Held for Sale

As of December 31, 2014 and 2013, long-term debt related to business reclassified as held for sale was $252 million and $226 million, respectively.

During the first quarter of 2013, Halla Visteon Climate Control Corporation ("HVCC") entered into and fully drew on two unsecured bilateral term loan credit agreements with aggregate available borrowings of approximately $195 million. As of December 31, 2014 and 2013 the USD equivalent of these agreements was $191 million and $195 million, respectively. Both credit agreements mature in May 2016 and are subject to financial covenants requiring total debt to EBITDA of not greater than 3.2x and a net interest coverage test of more than 3x. The Company was in compliance with such covenants at December 31, 2014.

Included in other long-term debt at December 31, 2014 and 2013, is approximately $16 million and $17 million, respectively, attributable to a sale-leaseback arrangement for land and buildings located in Chihuahua, Mexico. In connection with the transaction in December 2012, the Company received proceeds of $19 million and entered into an agreement to lease the land and buildings back over a 5 year period. This sale-leaseback is being accounted for as a direct financing arrangement, and the cash proceeds have been recorded as debt. The lease requires annual rental payments that are allocated between the reduction of indebtedness and interest expense using an incremental borrowing rate of 9.5%. The Company will recognize the sale of the land and buildings at the end of the lease term and expects to record a gain of approximately $3 million.

Other long-term debt related to business reclassified as held for sale was $45 million and $14 million as of December 31, 2014 and 2013, respectively.

On July 4, 2012, the Company commenced a tender offer to purchase the remaining 30 percent of Halla. In connection with the tender offer, Visteon, through its wholly-owned Korean subsidiary Visteon Korea Holdings Corp., entered into a fully committed Korean debt facility of 1 trillion Korean Won ("KRW") or $881 million (the "Bridge Loan"), under which, Visteon Korea Holdings Corp. borrowed 925 billion KRW or $815 million. The Bridge Loan was secured by a pledge of all of the shares of capital stock of Halla owned directly or indirectly by Visteon. On July 30, 2012, Visteon Korea Holdings Corp. repaid approximately 910 billion KRW or $800 million of previously borrowed amounts under the Bridge Loan. On August 24, 2012, Visteon Korea Holdings Corp. permanently reduced the available commitments under the Bridge Loan as amended and completed repayment of all outstanding loan amounts on August 28, 2012 as was allowed without penalty after following certain advance notice and other procedures.

The Company incurred debt extinguishment costs of approximately $4 million and interest of $5 million during 2012 in connection with this financing arrangement.

NOTE 15. Employee Benefit Plans

Defined Benefit Plans

The Company sponsors pay related benefit plans for employees in the U.S., UK, Germany, Brazil, France, Mexico, Japan, Korea, India, and Canada. Employees in the U.S. are no longer accruing benefits under the Company's defined benefit plans as these plans were frozen. The Company’s defined benefit plans are partially funded with the exception of certain supplemental benefit plans for executives and certain non-U.S. plans, primarily in Germany, which are unfunded.

On July 22, 2014, the Company purchased a non-participating annuity contract from Prudential Insurance Company of America (“Prudential”) for certain participants under the U.S. defined benefit pension plan (the “Plan”). The annuity purchase covered approximately 3,900 participants and resulted in the use of approximately $350 million of plan assets for the settlement of approximately $350 million of the outstanding pension benefit obligation (“PBO”). In connection with the annuity purchase, the Company recorded a settlement gain of $25 million during the year ended December 31, 2014. This gain is the pro-rata portion of the existing unamortized gain in AOCI and was calculated based on the percentage of the Plan's PBO that was settled as part of the annuity purchase. Prudential has unconditionally and irrevocably guaranteed the full payment of benefits to plan participants associated with the annuity purchase and benefits payment will be in the same form that was in effect under the Plan. Prudential has also assumed all investment risk associated with the assets that were delivered as annuity contract premiums.

During 2012, the Company offered an accelerated pension payment program to most of its U.S. defined benefit plan participants who are former employees with vested benefits not yet in pay status, whereby such participants could elect to receive a single lump sum payout. Approximately 70% of eligible participants elected to receive a single lump sum payout resulting in a reduction of the Company's U.S. retirement plan obligations of $408 million and a reduction in plan assets of $301 million, respectively. Additionally, the Company recorded settlement losses of $9 million during the fourth quarter of 2012 in connection with the lump sum payments.

The Company's expense for all defined benefit pension plans, including discontinued operations, is as follows:

	U.S. Plans			Non-U.S. Plans
	Year Ended December 31			Year Ended December 31
	2014	2013	2012	2014	2013	2012
	(Dollars in Millions)
Costs Recognized in Income:
Service cost	$—	$—	$—	$25	$23	$18
Interest cost	43	47	70	31	27	28
Expected return on plan assets	(54)	(62)	(79)	(22)	(18)	(18)
Settlements and curtailments	(23)	—	9	(2)	(1)	4
Amortization of losses and other	—	—	—	3	3	—
Net pension (income) expense	$(34)	$(15)	$—	$35	$34	$32
Weighted Average Assumptions:
Discount rate	4.75%	3.95%	4.85%	4.30%	4.10%	5.70%
Compensation increase	N/A	N/A	N/A	3.55%	3.45%	3.70%
Long-term return on assets	7.00%	7.00%	7.00%	5.10%	4.75%	5.05%
In addition the Company recorded U.S. retirement benefit related restructuring expenses of $1 million and $1 million during 2013 and 2012, respectively.

The Company’s obligation for all defined benefit pension plans, including discontinued operations, is as follows:

	U.S. Plans		Non-U.S. Plans
	Year Ended December 31		Year Ended December 31
	2014	2013	2014	2013
	(Dollars in Millions)
Change in Benefit Obligation:
Benefit obligation — beginning	$1,081	$1,245	$701	$653
Service cost	—	—	25	23
Interest cost	43	47	31	27
Actuarial loss (gain)	152	(119)	136	3
Settlements and curtailments	(354)	—	(4)	(2)
Foreign exchange translation	—	—	(83)	14
Business acquisitions and divestitures	—	—	(3)	—
Benefits paid and other	(58)	(92)	(21)	(17)
Benefit obligation including amounts held for sale — ending	864	1,081	782	701
Less: Amounts held for sale	—	—	165	144
Benefit obligation — ending	$864	$1,081	$617	$557
Change in Plan Assets:
Plan assets — beginning	$960	$966	$434	$404
Actual return on plan assets	127	84	45	11
Sponsor contributions	2	5	43	33
Settlements	(354)	—	—	(1)
Foreign exchange translation	—	—	(44)	6
Divestitures	—	—	(1)	—
Benefits paid and other	(59)	(95)	(21)	(19)
Plan assets including amounts held for sale — ending	676	960	456	434
Less: Amounts held for sale	—	—	105	82
Plan assets — ending	$676	$960	$351	$352
Total funded status at end of period, continuing operations	$(188)	$(121)	$(266)	$(205)
Balance Sheet Classification:
Other non-current assets	$—	$8	$2	$2
Accrued employee liabilities	—	(2)	(3)	(5)
Employee benefits	(188)	(127)	(265)	(202)
Non-current liabilities held for sale	—	—	(60)	(62)
Accumulated other comprehensive loss:
Actuarial (gain) loss	4	(98)	182	93
Tax effects/other	(1)	(2)	(29)	(18)
	$3	$(100)	$153	$75

The accumulated benefit obligation for all defined benefit pension plans, excluding those held for sale, was $1.42 billion and $1.59 billion at December 31, 2014 and 2013, respectively. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for employee retirement plans with accumulated benefit obligations in excess of plan assets, excluding those held for sale, were $1.28 billion, $1.24 billion, and $0.85 billion, respectively, at December 31, 2014 and $1.38 billion, $1.33 billion and $1.04 billion, respectively, at December 31, 2013.

Assumptions used by the Company in determining its defined benefit pension obligations, excluding those held for sale, as of December 31, 2014 and December 31, 2013 are summarized in the following table:

	U.S. Plans		Non-U.S. Plans
Weighted Average Assumptions	2014	2013	2014	2013
Discount rate	4.00%	4.75%	3.20%	4.40%
Expected rate of return on assets	7.00%	7.00%	4.70%	4.95%
Rate of increase in compensation	N/A	N/A	3.30%	3.30%

Components of the net change in AOCI related to all defined benefit pension plans, exclusive of amounts attributable to non-controlling interests on the Company’s Consolidated Statements of Changes in Equity for the year ended December 31, 2014 and 2013, are as follows:

	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
	(Dollars in Millions)
Actuarial losses (gains)	$79	$(137)	$113	$10
Prior service credit	1	(2)	—	—
Deferred taxes	—	—	(8)	(4)
Currency/other	—	—	(24)	2
Reclassification to net income	23	—	(3)	(2)
	$103	$(139)	$78	$6
Actuarial losses for the year ended December 31, 2014 are primarily related to lower discount rate assumptions and changes to mortality assumptions in the U.S., offset by a higher than expected return on plan assets. Actuarial losses of $8 million for the non-U.S. retirement plans, excluding those held for sale, are expected to be amortized to income during 2015.

Benefit payments, which reflect expected future service, are expected to be paid by the Company plans, excluding those held for sale, as follows:

	U.S. Plans	Non-U.S. Plans
	(Dollars in Millions)
2015	$41	$15
2016	41	15
2017	41	16
2018	42	17
2019	42	17
Years 2020 — 2024	222	101
In the year ended December 31, 2014, cash contributions to the Company's U.S. and non-U.S. defined benefit pension plans, excluding those held for sale, were $2 million and $16 million, respectively. Additionally, the Company expects to make cash contributions to its U.S. defined benefit pension plans of $1 million in 2015. Contributions to non-U.S. defined benefit pension plans, excluding those held for sale, are expected to be $16 million during 2015. The Company’s expected 2015 contributions may be revised.

Substantially all of the Company’s defined benefit pension plan assets are managed by external investment managers and held in trust by third-party custodians. The selection and oversight of these external service providers is the responsibility of the investment committees and their advisors. The selection of specific securities is at the discretion of the investment manager and is subject to the provisions set forth by written investment management agreements and related policy guidelines regarding permissible investments, risk management practices and the use of derivative securities. Derivative securities may be used by investment managers as efficient substitutes for traditional securities, to reduce portfolio risks or to hedge identifiable economic exposures. The use of derivative securities to create economic leverage to engage in unrelated speculation is expressly prohibited. External investment managers are prohibited from investing in any debt or equity securities related to the Company or its affiliates. Investments in the Company's equity is permitted when it is the result of a corporate contribution to the plan.

The primary objective of the pension funds is to pay the plans’ benefit and expense obligations when due. Given the relatively long time horizon of these obligations and their sensitivity to interest rates, the investment strategy is intended to improve the funded status of its U.S. and non-U.S. plans over time while maintaining a prudent level of risk. Risk is managed primarily by diversifying each plan’s target asset allocation across equity, fixed income securities and alternative investment strategies, and then maintaining the allocation within a specified range of its target. In addition, diversification across various investment subcategories within each plan is also maintained within specified ranges.

The Company’s retirement plan asset allocation, excluding those held for sale, at December 31, 2014 and 2013 and target allocation for 2015 are as follows:

	Target Allocation		Percentage of Plan Assets
	U.S.	Non-U.S.	U.S.		Non-U.S.
	2015	2015	2014	2013	2014	2013
Equity securities	35%	19%	34%	34%	21%	21%
Fixed income	20%	70%	21%	13%	67%	71%
Hedge funds	45%	6%	44%	52%	8%	4%
Cash	—%	5%	1%	1%	4%	4%
	100%	100%	100%	100%	100%	100%
The expected long-term rate of return for defined benefit pension plan assets has been chosen based on various inputs, including returns projected by various external sources for the different asset classes held by and to be held by the Company’s trusts and its targeted asset allocation. These projections incorporate both historical returns and forward looking views regarding capital market returns, inflation and other variables. Pension plan assets are valued at fair value using various inputs and valuation techniques. A description of the inputs and valuation techniques used to measure the fair value for each class of plan assets is included in Note 21 Fair Value Measurements.

Defined Contribution Plans

Most U.S. salaried employees and certain non-U.S. employees are eligible to participate in defined contribution plans by contributing a portion of their compensation, which is partially matched by the Company. Effective January 1, 2012, matching contributions for the U.S. defined contribution plan were increased to 100% on the first 6% of pay contributed. The expense related to all matching contributions was approximately $13 million in 2014, $11 million in 2013, and $14 million in 2012.

Other Postretirement Employee Benefit Plans

In the U.S. and Canada, the Company has a financial obligation for the cost of providing other postretirement health care and life insurance benefits to certain of its employees under Company-sponsored plans. These plans generally pay for the cost of health care and life insurance for retirees and dependents, less retiree contributions and co-pays. Other postretirement benefit obligations were $6 million and $6 million at December 31, 2014 and 2013, respectively.

NOTE 16. Stock-Based Compensation

The Visteon Corporation 2010 Incentive Plan (the “2010 Incentive Plan”) provides for the grant of up to 5.6 million shares of common stock for restricted stock awards (“RSAs”), restricted stock units (“RSUs”), non-qualified stock options ("Stock Options"), stock appreciation rights (“SARs”), performance based share units ("PSUs"), and other stock based awards. The Company's stock-based compensation instruments are accounted for as equity awards or liability awards based on settlement intention as follows.

•
For equity settled stock-based compensation instruments, compensation cost is measured based on grant date fair value of the award and is recognized over the applicable service period. For equity settled stock-based compensation instruments, the delivery of Company shares may be on a gross settlement basis or on a net settlement basis, as determined by the recipient. The Company's policy is to deliver such shares using treasury shares or issuing new shares.

•
Cash settled stock-based compensation instruments are subject to liability accounting. At the end of each reporting period, the vested portion of the obligation for cash settled stock-based compensation instruments is adjusted to fair value based on the period-ending market prices of the Company's common stock. Related compensation expense is recognized based on changes to the fair value over the applicable service period.

Generally, the Company's stock-based compensation instruments are subject to graded vesting and recognized on an accelerated basis. The settlement intention of the awards is at the discretion of the Organization and Compensation Committee of the Company's Board of Directors. These stock-based compensation awards generally provide for accelerated vesting upon a change-in-control, which is defined in the 2010 Incentive Plan and requires a double-trigger. Accordingly, the Company may be required to accelerate recognition of related expenses in future periods in connection with the closing of the Climate Transaction and subsequent changes in employee responsibilities, if any.

The total recognized and unrecognized stock-based compensation expense, including discontinued operations, was as follows:

	Year Ended December 31			Unrecognized Stock-Based Compensation Expense
	2014	2013	2012	December 31, 2014
	(Dollars in Millions)
Performance based share units	$14	$13	$5	$14
Restricted stock units	6	12	5	2
Restricted stock awards	—	3	17	—
Stock options	—	—	3	—
Stock appreciation rights	1	1	1	—
Total stock-based compensation expense	$21	$29	$31	$16

Restricted Stock Awards and Restricted Stock Units

RSAs and RSUs expected to be settled in shares of the Company's common stock are recorded as equity awards. Grant date fair value is measured as the average of the high and low market price of the Company's common stock as traded on the New York Stock Exchange on the date of grant. The Company granted 117,000 shares of RSAs during the year ended December 31, 2012, at weighted average grant date fair value of $53.48 per share. Unrecognized compensation expense at December 31, 2014 was less than $1 million for non-vested RSAs and will be recognized on a weighted average basis over the remaining vesting period of less than one year. The Company granted 12,000, 17,500 and 225,000 RSUs, expected to be settled in shares, during the year ended December 31, 2014, 2013 and December 31, 2012, respectively, at a weighted average grant date fair value of $84.67, $75.69 and $43.47 per share, respectively. These awards generally vest in one-third increments on the grant date anniversary over a three year vesting period. Unrecognized compensation expense at December 31, 2014 was $2 million for non-vested RSUs and will be recognized over the remaining vesting period of less than one year.

RSUs expected to be settled in cash are accounted for as liability awards. The Company granted 4,000, 1,000 and 71,000 RSUs, expected to be settled in cash, during the year ended December 31, 2014, 2013 and 2012, respectively, at weighted average grant date fair values $84.34, $59.34 and $46.29 per share, respectively. The Company made cash settlement payments of $1 million, $8 million and $5 million during the years ended December 31, 2014, 2013 and 2012, respectively. At December 31, 2014 and 2013, $1 million and $1 million , respectively, were recorded under Accrued employee liabilities relating to RSUs while $6 million and $4 million, respectively, were recorded under Employee benefits relating to RSUs. These awards generally vest in one-third increments on the grant date anniversary over a three year vesting period. Unrecognized compensation expense at December 31, 2014 was less than $1 million for non-vested RSUs and will be recognized on a weighted average basis over the remaining vesting period of approximately 1.1 years. Additionally, as of December 31, 2014, the Company has 7,000 outstanding RSUs awarded at a weighted average grant date fair value of $62.13 under the Non-Employee Director Stock Unit Plan which vest immediately but are not cash settled until the participant terminates service.

A summary of activity for RSAs and RSUs, including grants, vesting and forfeitures is provided below.

	RSAs	RSUs	Weighted Average Grant Date Fair Value
	(In Thousands)
Non-vested at December 31, 2011	656	257	$57.92
Granted	117	296	47.16
Vested	(482)	(123)	58.02
Forfeited	(63)	(27)	55.60
Non-vested at December 31, 2012	228	403	51.20
Granted	—	19	74.55
Vested	(199)	(200)	54.76
Forfeited	(10)	(61)	44.88
Non-vested at December 31, 2013	19	161	48.26
Granted	—	16	84.58
Vested	(10)	(80)	53.68
Forfeited	—	(6)	52.49
Non-vested at December 31, 2014	9	91	$54.64

Stock Options and Stock Appreciation Rights

Stock Options expected to be settled in shares of the Company's common stock are recorded as equity awards with an exercise price equal to the average of the high and low market price at which the Company's common stock was traded on the New York Stock Exchange on the date of grant. The grant date fair value of these awards is measured using the The Black-Scholes option pricing model. The Company granted 32,000 and 155,000 Stock Options during the year ended December 31, 2014 and 2012, respectively. The weighted average grant date fair value of Stock Options granted during the year ended December 31, 2014 and 2012 was $33.98 and $25.16 per share, respectively. Stock Options generally vest in one-third increments on the grant date anniversary over a three year vesting period and have an expiration date 7 or 10 years from the date of grant. The Company received payments of $13 million and $2 million related to the exercise of 160,408 and 36,599 stock options during the year ended December 31, 2014 and 2013, respectively. Unrecognized compensation expense for non-vested Stock Options at December 31, 2014 was less than one million and is expected to be recognized over a weighted average period of less than one year.

SARs expected to be settled in cash and are accounted for as liability awards with an exercise price equal to the average of the high and low market price at which the Company's common stock was traded on the New York Stock Exchange on the date of grant. The Company granted 11,000 SARs with a weighted average fair value of $33.98 in the year ended December 31, 2014 and 32,000 SARs with a weighted average fair value of $20.78 in the year ended December 31, 2012. The fair value of SARs is determined at each period-end using the Black-Scholes option pricing model. At December 31, 2014 and 2013, respectively, $1 million and $0 million were recorded under Accrued employee liabilities and $1 million and $3 million were recorded under Employee benefits. SARs generally vest in one-third increments on the grant date anniversary over a three year vesting period and have an expiration date 7 or 10 years from the date of grant. Unrecognized compensation expense at December 31, 2014 was less than one million for non-vested SARs and will be recognized on a weighted average basis over the remaining vesting period of 1.4 year.

The Black-Scholes option pricing model requires management to make various assumptions including the expected term, expected volatility, risk free interest rate, and dividend yield. The expected term represents the period of time that granted awards are expected to be outstanding and is estimated based on considerations including the vesting period, contractual term and anticipated employee exercise patterns. Expected volatility is calculated based on a rolling average of the daily stock closing prices of a peer group of companies with a period equal to the expected life of the award. The peer group of companies was used due to the relatively short history of the Company's common stock since its emergence from the bankruptcy. The peer group was established using the criteria of similar industry (utilizing product mix), size (measured by market capitalization), leverage (measured using debt to equity ratio) and length of history. The risk-free rate is based on the U.S. Treasury yield curve in relation to the contractual life of the stock-based compensation instrument. The dividend yield is based on historical patterns and future expectations for Company dividends.

Weighted average assumptions used to estimate the fair value of awards granted during the years ended December 31, 2014, 2013 and 2012 are as follows:

	Stock Options			SARs
	2014	2013	2012	2014	2013	2012
Expected term (in years)	5	N/A	6	5	4.45	5.07
Expected volatility	43.61%	N/A	48.96%	43.61%	42.14%	51.69%
Risk-free interest rate	1.72%	N/A	1.12%	1.72%	1.51%	0.74%
Expected dividend yield	—%	N/A	—%	—%	—%	—%

A summary of activity for Stock Options and SARs, including award grants, vesting and forfeitures is provided below.

	Stock Options	Weighted Average Exercise Price	SARs	Weighted Average Exercise Price
	(In Thousands)		(In Thousands)
Outstanding at December 31, 2011	390	$72.26	84	$74.08
Granted	155	53.57	32	53.57
Exercised	—	—	—	—
Forfeited or expired	(183)	66.64	(18)	68.06
Outstanding at December 31, 2012	362	67.13	98	68.36
Granted	—	—	—	—
Exercised	(36)	55.88	(3)	61.42
Forfeited or expired	(120)	67.81	(19)	66.80
Outstanding at December 31, 2013	206	68.74	76	69.06
Granted	32	84.67	11	84.67
Exercised	(160)	70.88	(40)	71.15
Forfeited or expired	(4)	66.75	(1)	76.28
Outstanding at December 31, 2014	74	$71.22	46	$70.46

Exercisable at December 31, 2014	24	$65.82	33	$70.09

	Stock Options and SARs Outstanding
Exercise Price	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price
	(In Thousands)	(In Years)
$45.01 - $55.00	36	7.17	$53.57
$55.01 - $65.00	5	6.25	$62.28
$65.01 - $75.00	39	6.17	$74.08
$75.01 - $90.00	40	6.25	$84.67
	120

Performance Based Share Units

PSUs that are expected to be settled in shares of the Company's common stock are recorded as equity awards. PSUs that are expected to be settled in cash are accounted for as liability awards. During the first quarter of 2012, the Company granted 188,000 PSUs. The number of such PSUs that will vest is based on the Company's achievement of targeted performance levels related to a pre-established relative total shareholder return ("RTSR") goal compared to its peer group of automotive companies over a three-year period, which may range from 0% to 150% of the target award amount. Based on actual RTSR performance level for the three-year performance period which ended on December 31, 2014, the company's Compensation Committee determined a final weighted average pay out rate of 56% and payment is expected in the first quarter of 2015. During the fourth quarter of 2012, the Company granted an additional 1,123,000 PSUs. The number of such PSU's that will vest is based on the Company's achievement of a pre-established total shareholder return ("TSR") metric over a three year period, which may range from 0% to 100% of the target award. PSUs will vest on December 31, 2015 and the final award will be determined by the Compensation Committee.

During the first quarter of 2014, the Company granted an additional 30,000 PSUs. The number of such PSU's that will vest is based on the Company's achievement of a pre-established RTSR goal compared to its peer group over a three year period ending December 31, 2016, which may range from 0% to 150% of the target award. PSUs will vest on January 31, 2017 and the final award will be determined by the Compensation Committee. A portion of each grant is expected to be settled in stock and cash.

For PSUs expected to be settled in shares of the Company's common stock, the grant date fair value was determined using the Monte Carlo valuation model. Unrecognized compensation expense at December 31, 2014 was $9 million for the non-vested portion of these awards and will be recognized over the remaining vesting period of approximately 0.9 years. For PSUs expected to be settled in cash, the period ending fair value of the obligation for these awards was determined using the Monte Carlo valuation model. At December 31, 2014 and 2013, respectively, $2 million and $0 million were recorded under Accrued employee liabilities relating to PSUs while $9 million and $5 million were recorded under Employee benefits relating to PSUs. Unrecognized compensation expense at December 31, 2014 was $5 million for the non-vested portion of these awards and will be recognized over the remaining vesting period of approximately 1.1 years.

The Monte Carlo valuation model requires management to make various assumptions including the expected volatility, risk free interest rate and dividend yield. Expected volatility was calculated based on a rolling average of the daily stock closing prices of a peer group of companies with a period equal to the expected life of the award. The peer group of companies was used due to the relatively short history of the Company's common stock since its emergency from the bankruptcy. The peer group was established using the criteria of similar industry (utilizing product mix), size (measured by market capitalization), leverage (measured using debt to equity ratio) and length of history. The risk-free rate was based on the U.S. Treasury yield curve in relation to the contractual life of the stock-based compensation instrument. The dividend yield was based on historical patterns and future expectations for Company dividends.

Weighted average assumptions used to estimate the fair value of PSUs granted during the years ended as of December 31, 2014 and 2012 are as follows:

	Year Ended December 31
	2014	2012
Expected volatility	39.6%	33.0%
Risk-free rate	0.79%	0.13%
Expected dividend yield	—%	—%

A summary of activity for PSUs, including award grants, vesting and forfeitures is provided below.

	PSUs	Weighted Average Grant Date Fair Value

	(In Thousands)
Granted	1,311	$33.85
Forfeited	(57)	45.57
Non-vested at December 31, 2012	1,254	33.32
Granted	—	—
Forfeited	(265)	32.33
Non-vested at December 31, 2013	989	33.59
Granted	30	90.45
Forfeited	(25)	35.92
Non-vested at December 31, 2014	994	$35.25

Note 17. Other Expense, Net

Other expense, net consists of the following:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Transformation costs	$22	$25	$18
Integration costs	18	—	—
Loss on KRW option contract	10	—	—
Provision for losses on recoverable taxes	8	—	—
Loss on asset contribution	3	—	14
Gain on sale of joint venture interest	(2)	(5)	(19)
UK Administration recovery	—	(2)	—
Impairment of equity investment in VTYC	—	—	5
	$59	$18	$18

Visteon incurred business transformation costs of $22 million, $25 million, and $18 million during the years ended December 31, 2014, 2013 and 2012, respectively. Transformation costs are related to financial and advisory services incurred in connection with execution of the Company's comprehensive value creation plan, including professional fees associated with the Electronics Acquisition and Yanfeng Transactions.

During the year ended December 31, 2014, the Company recorded $18 million of costs to integrate the businesses associated with Electronics Acquisition. Integration costs included re-branding, facility modification, information technology readiness and related professional services. The Company recorded $8 million during the year ended December 31, 2014, to adjust recoverable value-added taxes to net realizable value attributable to business exit activities. In connection with the closure of the Climate facility located in Quilmes, Argentina in 2014, the Company contributed land and building with a net book value of $3 million to the local municipality for the benefit of former employees.

In connection with the Climate Transaction, the Company entered into a foreign currency option contract with a notional value of $2,229 million ("KRW option contract") to manage foreign currency exposure on anticipated KRW denominated proceeds. During the year ended December 31, 2014, the Company recorded a loss of $10 million to reflect the change in the fair value of the non-designated portion of this KRW option contract.

In August 2012, the Company sold its 50% ownership interst in R-Tek Limited, a UK-based Interiors joint venture, for cash proceeds of approximately $30 million, which resulted in a gain of $19 million. The Company recorded a loss of $14 million associated with assets, including land, building and machinery, contributed to the local municipality in Spain for the benefit of employees in connection with the closure of the Cadiz Electronics operation. During the fourth quarter of 2012, the Company recorded an impairment of $5 million for an other than temporary decline in the value of Visteon TYC Corporation, reflecting the difference between the carrying value and estimated sale transaction proceeds.

NOTE 18. Income Taxes

Income Tax Provision

Details of the Company's income tax provision from continuing operations are provided in the table below:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Income (Loss) Before Income Taxes: (a)
U.S	$(76)	$(98)	$(114)
Non-U.S	31	507	(12)
Total income before income taxes	$(45)	$409	$(126)
Current Tax Provision:
U.S. federal	$—	$—	$—
Non-U.S	45	96	27
U.S. state and local	—	—	1
Total current tax provision	45	96	28
Deferred Tax Provision (Benefit):
U.S. federal	—	—	(3)
Non-U.S	(13)	(40)	14
Total deferred tax provision (benefit)	(13)	(40)	11
Provision for income taxes	$32	$56	$39

(a) Income (loss) before income taxes excludes equity in net income of non-consolidated affiliates.
A summary of the differences between the provision for income taxes calculated at the U.S. statutory tax rate of 35% and the consolidated provision for income taxes is shown below:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Income before income taxes, excluding equity in net income of non-consolidated affiliates, at U.S. statutory rate of 35%	$(16)	$143	$(44)
Impact of foreign operations	36	(14)	76
State and local income taxes	11	(1)	(2)
Tax reserve adjustments	8	(38)	4
Change in valuation allowance	(8)	52	(9)
Impact of tax law change	—	(29)	1
Yanfeng transactions	—	(58)	—
Other	1	1	13
Provision for income taxes	$32	$56	$39
The Company’s provision for income tax for continuing operations was $32 million for year ended December 31, 2014. The unfavorable impact of foreign operations of $36 million includes a $3 million favorable variance due to income taxes on foreign earnings taxed at rates lower than the U.S. statutory rate. These amounts were more than offset by $9 million of non-U.S. withholding taxes, $8 million U.S. and non-U.S. income taxes related to the repatriation of earnings, and $22 million represents foreign tax credit adjustments primarily related to electing to deduct expiring credits. The U.S. income tax consequences of these items approximate $30 million and were entirely offset by the U.S. valuation allowance. The $11 million impact of state and local income taxes primarily reflects the elimination of state net operating loss carryforwards resulting from formally exiting certain states during 2014 and was entirely offset by the U.S. valuation allowance. Tax reserve adjustments of $8 million primarily related to changes in uncertain tax benefits in connection with the Internal Revenue Service completing its audit during the fourth quarter of 2014 which was fully offset by the U.S. valuation allowance.

In connection with various investment arrangements, the Company was granted "holidays" from income taxes in various foreign jurisdictions but primarily China and Tunisia. In total, the arrangements reduced income tax expense by approximately $7 million in 2014, and are included with the impact of foreign operations in the effective tax rates reconciliation. There was no significant reduction in income tax expense in 2013 and 2012.

The Company's provision for income tax for continuing operations was $56 million for the year ended December 31, 2013. The favorable impact of foreign operations of $14 million includes a $1 million favorable variance due to income taxes on foreign earnings taxed at rates lower than the U.S. statutory rate and $57 million represents primarily U.S. foreign tax credit adjustments. These amounts were partially offset by $22 million of non-U.S. withholding taxes and $22 million of U.S. and non-U.S. income taxes related to the repatriation of earnings. The U.S. income tax consequences of these items approximate $35 million and were entirely offset by the U.S. valuation allowance. Tax reserve adjustments of $38 million primarily relate to reevaluating transfer pricing-related exposures in Europe and the United States due to audit closures during 2013. The $29 million impact of tax law changes is primarily attributable to tax reform in Mexico resulting in restoration of deferred tax assets, including net operating loss carryforwards, which were partially offset by a related valuation allowance of $26 million. The favorable $58 million variance related to the Yanfeng transactions primarily reflects the tax benefit associated with available foreign tax credits. The U.S. income tax consequences associated with the Yanfeng transactions approximate $54 million and were fully offset by the U.S. valuation allowance.

The Company’s provision for income tax for continuing operations was $39 million for year ended December 31, 2012. Significant components of the variance from the U.S. statutory rate include $22 million of non-U.S. withholding taxes and $69 million of U.S. and non-U.S. income taxes related to the planned repatriation of earnings from its unconsolidated and certain consolidated foreign affiliates, partially offset by a $15 million favorable variance for foreign rate differentials. The U.S. income tax consequences in connection with the Company's earnings from these affiliates of approximately $63 million were offset with the U.S. valuation allowance. The tax reserve adjustments of $4 million primarily relate to interest accrued on tax positions related to prior periods. Other items impacting the effective rate of $13 million primarily represent U.S. tax adjustments offset by an equal and opposite amount against the U.S. valuation allowance.

Deferred Income Taxes and Valuation Allowances

Deferred income taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations, as well as net operating loss, tax credit and other carryforwards. The Company recorded deferred tax liabilities, net of valuation allowances and excluding amounts held for sale, for U.S. and non-U.S. income taxes and non-U.S. withholding taxes of approximately $27 million and $32 million as of December 31, 2014 and 2013, respectively, on the undistributed earnings of certain consolidated and unconsolidated foreign affiliates as such earnings are intended to be repatriated in the foreseeable future. The Company has not provided for deferred income taxes or foreign withholding taxes on the remainder of undistributed earnings from consolidated foreign affiliates because such earnings are considered to be permanently reinvested. It is not practicable to determine the amount of deferred tax liability on such earnings as the actual tax liability, if any, is dependent on circumstances existing when remittance occurs.

Deferred tax assets are required to be reduced by a valuation allowance if, based on all available evidence, both positive and negative, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Significant management judgment is required in determining the Company’s valuation allowance. In making this assessment, management considers evidence including, historical and projected financial performance, as well as the nature, frequency and severity of recent losses along with any other pertinent information.

In determining the need for a valuation allowance, the Company also evaluates existing valuation allowances. As part of the Electronics Acquisition during 2014, an existing Visteon legal entity in Mexico with substantial net operating loss carryforward attributes for which a valuation allowance was previously recorded acquired a portion of the operations in Mexico. Management projects the combined results from the acquired business should result in the partial utilization of the existing net operating loss carryforward attributes prior to their expiration, and consequently, the Company recognized a tax benefit through continuing operations of $4 million related to the partial elimination of the valuation allowance during 2014. During 2013 certain Korean legal entities were merged, which should result in the future utilization of foreign tax credits in Korea for which a valuation allowance was previously recorded, and consequently, the Company recognized a tax benefit through discontinued operations of $12 million related to the elimination of the related valuation allowance. During 2012, the Company recorded a tax benefit of $8 million attributable to the elimination of valuation allowances at several foreign subsidiaries in China, India and the Czech Republic of which approximately $3 million and $5 million were recorded through continuing operations and discontinued operations, respectively.

The need to maintain valuation allowances against deferred tax assets in the U.S. and other affected countries will cause variability in the Company’s effective tax rate. The Company will maintain full valuation allowances against deferred tax assets in the U.S. and applicable foreign countries, including Germany and France until sufficient positive evidence exists to reduce or eliminate the valuation allowances. At December 31, 2014 and 2013, the Company had net deferred tax assets, net of valuation allowances and including amounts held for sale, of approximately $51 million and $42 million, respectively, in certain foreign jurisdictions, the realization of which is dependent on generating sufficient taxable income in future periods. While the Company believes it is more likely than not that these deferred tax assets will be realized, failure to achieve taxable income targets which considers, among other sources, future reversals of existing taxable temporary differences, would likely result in an increase in the valuation allowance in the applicable period.

The components of deferred income tax assets and liabilities, including amounts held for sale, are as follows:

	December 31
	2014	2013
	(Dollars in Millions)
Deferred Tax Assets:
Employee benefit plans	$130	$83
Capitalized expenditures for tax reporting	36	53
Net operating losses and credit carryforwards	1,385	1,508
All other	233	235
Valuation allowance	(1,687)	(1,710)
Total deferred tax assets	$97	$169
Deferred Tax Liabilities:
Fixed assets and intangibles	$84	$116
Investment in foreign affiliates, including withholding tax	36	96
All other	21	32
Total deferred tax liabilities	$141	$244
Net deferred tax liabilities	$44	$75
Consolidated Balance Sheet Classification:
Other current assets	$20	$22
Other current assets held for sale	21	14
Other non-current assets	23	57
Other non-current assets held for sale	17	12
Other current liabilities	3	43
Other current liabilities held for sale	2	—
Deferred tax liabilities non-current	53	63
Deferred tax liabilities non-current held for sale	67	74
Net deferred tax liabilities	$44	$75
At December 31, 2014, the Company had available non-U.S. net operating loss carryforwards and tax credit carryforwards, including amounts held for sale, of $1.2 billion and $11 million, respectively, which have carryforward periods ranging from 5 years to indefinite. The Company had available U.S. federal net operating loss carryforwards of $1.6 billion at December 31, 2014, which will expire at various dates between 2028 and 2034. U.S. foreign tax credit carryforwards are $404 million at December 31, 2014. These credits will begin to expire in 2015. The Company had available tax-effected U.S. state operating loss carryforwards of $18 million at December 31, 2014, which will expire at various dates between 2020 and 2034.

In connection with the Company's emergence from bankruptcy and resulting change in ownership on the Effective Date, an annual limitation was imposed on the utilization of U.S. net operating losses, U.S. credit carryforwards and certain U.S. built-in losses (collectively referred to as “tax attributes”) under Internal Revenue Code (“IRC”) Sections 382 and 383. The collective limitation is approximately $120 million per year on tax attributes in existence at the date of change in ownership. Additionally, the Company has approximately $520 million of U.S. net operating loss carryforwards and $159 million of U.S. foreign tax credits that are not subject to any current limitation since they were realized after the Effective Date.

If the Company were to have another change in ownership within the meaning of IRC Sections 382 and 383, its tax attributes could be further limited to an amount equal to its market capitalization at the time of the subsequent ownership change multiplied by the federal long-term tax exempt rate. The Company cannot provide any assurance that such an ownership change will not occur, in which case the availability of the Company's tax attributes could be significantly limited or possibly eliminated. In order to continue to protect the Company's pre and post-emergence period tax attributes and reduce the likelihood that the Company will experience an additional ownership change our second amended and restated certificate of incorporation provides, among other things, that any attempted transfer of the Company's securities during a Restricted Period shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee to the extent that, as a result of such transfer, either any person or group of persons shall become a “5-percent shareholder” of Visteon pursuant to Treasury Regulation § 1.382-2T(g), other than a “direct public group” as defined in such regulation (a “Five-Percent Shareholder”), or the percentage stock ownership interest in Visteon of any Five-Percent Shareholder shall be increased.

The foregoing restriction does not apply to transfers if either the transferor or transferee gives written notice to the Board of Directors and obtains their approval. A Restricted Period means any period beginning when the Company's market capitalization falls below $1.5 billion (or such other level determined by the Board of Directors not more frequently than annually) and ending when such market capitalization has been above such threshold for 30 consecutive calendar days. These restrictions could prohibit or delay the accomplishment of an ownership change with respect to Visteon by (i) discouraging any person or group from being a Five-Percent Shareholder and (ii) discouraging any existing Five-Percent Shareholder from acquiring more than a minimal number of additional shares of Visteon's stock.

As of the end of 2014, valuation allowances totaling $1.7 billion have been recorded against the Company’s deferred tax assets. Of this amount, $1.2 billion relates to the Company’s deferred tax assets in the U.S. and $455 million relates to deferred tax assets in certain foreign jurisdictions, including Germany, a pass-through entity for U.S. tax purposes.

Unrecognized Tax Benefits, Inclusive of Discontinued Operations

The Company operates in multiple jurisdictions throughout the world and the income tax returns of its subsidiaries in various tax jurisdictions are subject to periodic examination by respective tax authorities. The Company regularly assesses the status of these examinations and the potential for adverse and/or favorable outcomes to determine the adequacy of its provision for income taxes. The Company believes that it has adequately provided for tax adjustments that it believes are more likely than not to be realized as a result of any ongoing or future examination. Accounting estimates associated with uncertain tax positions require the Company to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If the Company determines it is more likely than not a tax position will be sustained based on its technical merits, the Company records the largest amount that is greater than 50% likely of being realized upon ultimate settlement. These estimates are updated at each reporting date based on the facts, circumstances and information available. Due to the complexity of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company's current estimate of the liabilities recorded.
Gross unrecognized tax benefits including amounts held for sale at December 31, 2014 and 2013 were $60 million and $73 million, respectively. Of these amounts approximately $40 million and $30 million, respectively, represent the amount of unrecognized benefits that, if recognized, would impact the effective tax rate. The gross unrecognized tax benefit differs from that which would impact the effective tax rate due to uncertain tax positions embedded in other deferred tax attributes carrying a full valuation allowance. Since the uncertainty is expected to be resolved while a full valuation allowance is maintained, these uncertain tax positions should not impact the effective tax rate in current or future periods. The Company records interest and penalties related to uncertain tax positions as a component of income tax expense and related amounts accrued at December 31, 2014 and December 31, 2013 were $27 million and $23 million, respectively.

During the fourth quarter of 2014, the IRS completed the audit of the Company's U.S. tax returns for the 2010 and 2011 tax years. The closing of the audit did not have a material impact on the Company's effective tax rate due to the valuation allowances maintained against the Company's U.S. tax attributes resulting in a decrease in unrecognized tax benefits of $25 million offset by $31 million related to adjustments not previously recognized. During 2014, the Company increased its gross unrecognized tax benefits to reflect the remeasurement of prior year uncertain tax positions as a result of completed reviews with updated financial and other measurement criteria in connection with certain incentives received by the Company's affiliates in Asia.
With few exceptions, the Company is no longer subject to U.S. federal tax examinations for years before 2012 or state and local, or non-U.S. income tax examinations for years before 2003 although U.S. net operating losses carried forward into open tax years technically remain open to adjustment. Although it is not possible to predict the timing of the resolution of all ongoing tax audits with accuracy, it is reasonably possible that certain tax proceedings in Asia (including Korea) could conclude within the next twelve months and result in a significant increase or decrease in the balance of gross unrecognized tax benefits. Given the number of years, jurisdictions and positions subject to examination, the Company is unable to estimate the full range of possible adjustments to the balance of unrecognized tax benefits.

A reconciliation of the beginning and ending amount of unrecognized tax benefits including amounts attributable to discontinued operations is as follows:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Beginning balance	$73	$117
Tax positions related to current period
Additions	8	8
Tax positions related to prior periods
Additions	8	5
Reductions	(25)	(51)
Settlements with tax authorities	(1)	(4)
Lapses in statute of limitations	(2)	(2)
Effect of exchange rate changes	(1)	—
Ending balance	$60	$73
During 2012, Korean tax authorities commenced a review of the Company's South Korean affiliates (including Halla) for tax years 2007 through 2012, and issued formal notice of assessments, including penalties, of approximately $25 million for alleged underpayment of withholding tax on dividends paid and other items, including certain management service fees charged by Visteon. The Company's South Korean affiliates paid approximately $25 million to the tax authorities in 2013, as required under South Korean tax regulations, to pursue the appeals process. During the third quarter of 2014, the tax authorities refunded approximately $11 million to the Company's South Korean affiliates comprised of $5 million representing substantially all of the tax associated with the management service fees charged by Visteon and $6 million representing a partial refund related to the withholding tax on dividends paid. The Company continues to evaluate all available settlement opportunities, including litigation related primarily to the outstanding withholding tax item and believes it is more likely than not that it will receive a favorable outcome. During the fourth quarter of 2014, the Company abandoned pursuing further appeals related to the South Korean audit resulting in additional income tax expense through discontinued operations of approximately $3 million.
During 2012, Brazilian tax authorities issued tax assessment notices to Visteon Sistemas Automotivos (“Sistemas”) of approximately $15 million related to the sale of its chassis business to a third party. During 2013, after attempts to reopen an appeal of the administrative decision failed, Sistemas opened a judicial proceeding against the government to address the notice, which required a deposit in the amount of the assessment to suspend the debt and allow Sistemas to operate regularly before the tax authorities. The Company believes that the risk of a negative outcome is remote once the matter is fully litigated at the highest judicial level.
Appeal payments in Korea and Brazil, as well as contingent income tax refund claims associated with other jurisdictions, total $31 million as of December 31, 2014 and are included in Other non-current assets on the consolidated balance sheet.
NOTE 19. Stockholders’ Equity and Non-controlling Interests

Share Repurchase Program

In July 2012, the board of directors authorized the repurchase of up to $100 million of the Company's common stock. During 2012, the Company repurchased 1,005,559 shares of its outstanding common stock at an weighted average price of $49.72 per share, excluding commissions, for the aggregate purchase price of $50 million. In January 2013, the board of directors reauthorized the previously authorized $100 million and increased the repurchase amount an additional $200 million, bringing the total share repurchase authorization to $300 million. In March 2013, the Company entered into an accelerated stock buyback ("ASB") program with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $125 million. Under the program, the Company paid the financial institution $125 million and received an initial delivery of 1,713,502 shares of common stock. The value of those shares on the date of delivery was $100 million at $58.36 per share and is included in common stock held in treasury. On April 17, 2013, the program concluded and the Company received an additional 495,576 shares. The final settlement price for all shares delivered under the program was $56.58.

In August 2013, the Company's board of directors raised the authorization of its remaining share repurchase program from $125 million to $1 billion over the next two years. The Company entered into another ASB program in August 2013 with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $125 million. The Company paid the financial institution $125 million and received an initial delivery of 1,368,925 shares of common stock. The value of those shares on the date of delivery was $100 million at $73.05 per share and is included in common stock held in treasury. On December 20, 2013, the program concluded and the Company received an additional 307,975 shares. The final settlement price for all shares delivered under the program was $74.54.

On May 8, 2014, the Company announced another ASB program with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $500 million. Under the program, the Company paid the financial institution $500 million and received an initial delivery of 3,394,157 shares of common stock using a reference price of $92.07, and an additional delivery of 1,129,001 shares of common stock following the conclusion of the hedge period which determined a certain minimum amount of shares guaranteed under a portion of the program that had a maximum per share price of $100.54. The final settlement will be generally based on the volume-weighted average price of the Company's common stock over a period of up to approximately 12 months, less a negotiated discount, 50 percent of which will be subject to a maximum per share price. On October 15, 2014, the capped portion of the program concluded, and the Company received an additional 112,269 shares. The final settlement price for all shares delivered under the capped portion of the program was $96.19. As of December 31, 2014, $375 million remained authorized and available for repurchase through December 31, 2015. On May 1, 2015, the uncapped portion of the program concluded, and the Company received an additional 534,214 shares. The final settlement price for all shares delivered under the uncapped portion of the program was $97.25.

On June 11, 2015, the Company's board of directors authorized an additional $125 million of share repurchase for a total of $500 million available for share repurchase. On June 15, 2015, the Company entered into another ASB program with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $500 million. Under the program, the Company paid the financial institution $500 million and received an initial delivery of 3,712,297 shares of common stock, which is approximately 80% of the total number of shares of the Company’s common stock expected to be repurchased under the ASB Agreement based on the closing price of the Company’s common stock on June 15, 2015. The final number of shares to be repurchased will be based on the average of the daily volume-weighted average prices of the Company’s common stock during the term of the transaction, less an agreed discount and subject to adjustments pursuant to the terms and conditions of the ASB Agreement. The final settlement of the transaction under the ASB Agreement is expected to occur by the end of 2015 but may be accelerated at the option of the third-party financial institution.

Treasury Stock

As of December 31, 2014, the Company's board of directors has authorized a total of $1.175 billion in share repurchases since July of 2012. As a result of the execution of the share repurchase program, the Company's treasury stock has increased. In 2012, open market repurchases under the share repurchase program contributed a total of 1,005,559 shares to treasury stock. The $125 million ASB that completed on April 17, 2013, contributed a total of 2,209,078 shares to treasury stock in 2013. The $125 million ASB that completed on December 20, 2013, contributed a total of 1,676,900 shares to treasury stock in 2013. The $500 million ASB program entered into on May 8, 2014, contributed a total of 4,635,427 shares to treasury stock in 2014. At December 31, 2014 and 2013, the Company held approximately 10,080,000 and 5,640,000 shares of common stock in treasury for use in satisfying obligations under employee incentive compensation arrangements. The Company values shares of common stock held in treasury at cost.

Non-Controlling Interests

Non-controlling interests in the Visteon Corporation economic entity are as follows:

	December 31
	2014	2013
	(Dollars in Millions)
HVCC	$798	$790
YFVE	118	139
SVAE	39	—
Visteon Interiors Korea, Ltd.	—	22
Other	1	2
Total non-controlling interests	$956	$953

In connection with the Electronics Acquisition, the Company acquired a controlling 60% interest in Shanghai Visteon Automotive Electronics Co., Ltd. ("SVAE"). In connection with the preliminary purchase price allocation, the non-controlling interest in SVAE was recorded at estimated fair value based on management's estimates, available information, and reasonable and supportable assumptions as the July 1, 2014, transaction closing date. Additionally, the Company utilized a third-party to assist with the estimation of fair value. The estimated fair value of the non-controlling interest in SVAE of $41 million was based on the discounted cash flows method, which is an income approach. This fair value measurement is classified within level 3 of the fair value hierarchy.

Pursuant to the November 2013 step acquisition of a controlling interest in YFVE, Visteon applied business combination accounting and consolidated YFVE. In connection with the purchase accounting, Visteon recorded the estimated fair value of the non-controlling interest in YFVE at $138 million.

During the first quarter of 2013, Halla Climate Control Corporation purchased certain subsidiaries and intellectual property of Visteon's global climate business for approximately $410 million. The transfer of Visteon's Climate operations to HVCC represented a common control transaction. Accordingly, the assets and liabilities were transferred at their respective carrying value and no gain or loss was recorded by the Company.

Warrants

The warrants to purchase up to 2,355,000 shares of common stock at an exercise price of $9.66 per share, which expire ten years from issuance ("Ten Year Warrants") may be net share settled and are recorded as permanent equity in the Company’s consolidated balance sheets with 909 and 909 warrants outstanding at December 31, 2014 and 2013, respectively. The Ten Year Warrants were valued at $15.00 per share on October 1, 2010 using the Black-Scholes option pricing model. Significant assumptions used in determining the fair value of such warrants at issuance included share price volatility and risk-free rate of return. The volatility assumption was based on the implied volatility and historical realized volatility for comparable companies. The risk-free rate assumption was based on U.S. Treasury bond yields.

The warrants to purchase up to 1,552,774 shares of common stock at an exercise price of $58.80 per share, which expire five years from issuance ("Five Year Warrants") may be net share settled and are recorded as permanent equity in the Company’s consolidated balance sheets with 806,436 and 1,548,387 warrants outstanding at December 31, 2014 and 2013, respectively. The Five Year Warrants were valued at $3.62 per share on October 1, 2010 using the Black-Scholes option pricing model. Significant assumptions used in determining the fair value of such warrants at issuance included share price volatility and risk-free rate of return. The volatility assumption was based on the implied volatility and historical realized volatility for comparable companies. The risk-free rate assumption was based on U.S. Treasury bond yields.

If the Company pays or declares a dividend or makes a distribution on common stock payable in shares of its common stock, the number of shares of common stock or other shares of common stock for which a Warrant (the Five Year Warrants and Ten Year Warrants, collectively) is exercisable shall be adjusted so that the holder of each Warrant shall be entitled upon exercise to receive the number of shares of common stock that such warrant holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event. In addition, if the Company pays an extraordinary dividend (as defined in each Warrant Agreement) to common share holders, then the exercise price shall be decreased effective immediately after the effective date of such extraordinary dividend, dollar-for-dollar by the fair market value of any securities or other assets paid or distributed on each share of common stock.

Accumulated Other Comprehensive Income (Loss)
Changes in Accumulated other comprehensive income (loss) (“AOCI”) and reclassifications out of AOCI by component includes:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Changes in AOCI:
Beginning balance	$(12)	$(90)
Other comprehensive income (loss) before reclassification, net of tax	(247)	124
Amounts reclassified from AOCI	(40)	(46)
Ending balance	$(299)	$(12)

Changes in AOCI by component:
Foreign currency translation adjustments
Beginning balance	$(37)	$11
Other comprehensive (loss) income before reclassification, net of tax	(100)	(11)
Amounts reclassified from AOCI (a)	(1)	(37)
Ending balance	(138)	(37)
Benefit plans
Beginning balance	25	(108)
Other comprehensive income (loss) before reclassification, net of tax (b)	(161)	131
Amounts reclassified from AOCI (c)	(20)	2
Ending balance	(156)	25
Unrealized hedging gains (loss)
Beginning balance	—	7
Other comprehensive income before reclassification, net of tax (d)	14	4
Amounts reclassified from AOCI (e)	(19)	(11)
Ending balance	(5)	—
AOCI ending balance	$(299)	$(12)
(a) Amount included in Other expense in Consolidated Statement of Comprehensive Income.
(b) Net tax benefits of $8 million and $4 million are related to benefit plans for the year ended December 31, 2014 and 2013, respectively.
(c) Amount included in the computation of net periodic pension cost. (See Note 15 Employee retirement benefits for additional details.)
(d) Net tax benefit of $2 million and expense of $3 million are related to unrealized hedging gain (loss) for the year ended December 31, 2014 and 2013, respectively.
(e) Amount is included in Cost of sales in Consolidated Statement of Comprehensive Income.

Restricted Net Assets

Restricted net assets related to the Company’s non-consolidated affiliates were approximately $165 million and $228 million, respectively, as of December 31, 2014 and 2013. Restricted net assets related to the Company’s consolidated subsidiaries were approximately $392 million and $405 million, respectively as of December 31, 2014 and 2013. Restricted net assets of consolidated subsidiaries are attributable to the Company’s operations in China, where certain regulatory requirements and governmental restraints result in significant restrictions on the Company’s consolidated subsidiaries ability to transfer funds to the Company.

NOTE 20. Earnings (Loss) Per Share

A summary of information used to compute basic and diluted earnings (loss) per share attributable to Visteon is as follows:

	Year Ended December 31
	2014	2013	2012
	(In Millions, Except Per Share Amounts)
Numerator:
Net (loss) income from continuing operations attributable to Visteon	$(98)	$555	$56
(Loss) income from discontinued operations, net of tax	(197)	135	44
Net (loss) income attributable to Visteon	$(295)	690	$100
Denominator:
Average common stock outstanding - basic	45.8	50.0	52.9
Dilutive effect of warrants and PSUs	—	1.1	0.4
Diluted shares	45.8	51.1	53.3

Basic and Diluted Per Share Data:
Basic (loss) earnings per share attributable to Visteon:
Continuing operations	$(2.14)	$11.10	$1.06
Discontinued operations	(4.30)	2.70	0.83
	$(6.44)	$13.80	$1.89
Diluted (loss) earnings per share attributable to Visteon:
Continuing operations	$(2.14)	$10.86	$1.05
Discontinued operations	(4.30)	2.64	0.83
	$(6.44)	$13.50	$1.88

The potentially dilutive impact of common stock and certain common stock equivalents including warrants, performance-based share units, and stock options were excluded from the computation of weighted average diluted shares outstanding as inclusion of such items would be anti-dilutive for the year ended December 31, 2014, summarized as follows:

	Year Ended December 31
	2014			2013			2012
	(In Millions, Except Per Share Amounts)
Number of warrants	1.3			—			1.5
Exercise price	$58.80			$—			$58.80
Number of performance stock units	1.0			0.1			1.3
Number of stock options	0.1			0.2			0.4
Exercise price	$53.48	-	$84.67	$44.55	-	$74.08	$44.55	-	$74.08

NOTE 21. Fair Value Measurements

Fair Value Hierarchy

The Company uses a three-level fair value hierarchy that categorizes assets and liabilities measured at fair value based on the observability of the inputs utilized in the valuation. The fair value hierarchy gives the highest priority to the quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs.

•
Level 1 – Financial assets and liabilities whose values are based on unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

•
Level 2 – Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable for substantially the full term of the asset or liability.

•
Level 3 – Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

The fair value hierarchy for assets and liabilities measured at fair value on a recurring basis, excluding those held for sale, are as follows.

	December 31, 2014
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in Millions)
Asset Category:
Retirement plan assets	$304	$423	$300	$1,027
Foreign currency instruments	—	3	—	3
Liability Category:
Foreign currency instruments	$—	$15	$—	$15

	December 31, 2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in Millions)
Asset Category:
Retirement plan assets	$365	$427	$520	$1,312
Liability Category:
Foreign currency instruments	$—	$2	$—	$2

Foreign currency instruments are valued under an income approach using industry-standard models that consider various assumptions, including time value, volatility factors, current market and contractual prices for the underlying and non-performance risk. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. The carrying amounts of all other financial instruments approximate their fair values due to their relatively short-term maturities.

Retirement Plan Assets

Retirement plan assets consist of the following:

•
Cash and cash equivalents represent assets that are immediately available or are highly liquid and not subject to significant market risk. These assets are comprised of short-term sovereign debt or high credit-quality money market securities held directly by the plan or via a registered investment fund and are categorized as Level 1. Cash and cash equivalent assets denominated in currencies other than the U.S. dollar are reflected in U.S. dollar terms at the exchange rate prevailing at the balance sheet dates.

•
Registered investment companies are mutual funds that are registered with the Securities and Exchange Commission. Mutual funds may invest in various types of securities or combinations thereof including equities, fixed income securities, and other assets that are subject to varying levels of market risk and are categorized as Level 1. The share prices for mutual funds are published at the close of each business day.

•
Common and preferred stock represent equity securities that are traded on organized exchanges or regulated over-the-counter markets, some of which provide readily-observable market prices and are categorized as Level 1 while others have less observable inputs and are categorized as Level 2.

•	Other investments include miscellaneous assets and liabilities and are primarily comprised of pending transactions and collateral settlements and are categorized as Level 2.

•
Short-term investments consist of bank instruments and other investments not subject to significant market risk, and are reflected at their principal value as of the reporting date and are categorized as Level 2. Investments denominated in currencies other than the U.S. dollar are reflected in U.S. dollar terms at the exchange rate prevailing at the balance sheet dates.

•
Treasury and government securities consist of debt securities issued by the U.S. and non-U.S. sovereign governments and agencies, thereof. Assets with a high degree of liquidity and frequent trading activity are categorized as Level 1 while others are valued by independent valuation firms that employ standard methodologies associated with valuing fixed-income securities and are categorized as Level 2.

•
Common trust funds are comprised of shares or units in commingled funds that are not publicly traded. The underlying assets in these funds, including equities and fixed income securities, are generally publicly traded in regulated markets that provide readily available market prices and are categorized as Level 1. Funds for which the underlying assets do not have readily available market prices and are categorized as Level 2.

•
Liability Driven Investing (“LDI”) is an investment strategy that utilizes interest-rate swaps and other financial derivative instruments intended to hedge the changes in pension liabilities associated with changes in the actuarial discount rate as applied to the plan’s liabilities. The valuation methodology of the financial derivative instruments contained in this category of assets utilizes standard pricing models associated with fixed income derivative instruments and are categorized as Level 2.

•
Corporate debt securities consist of fixed income securities issued by corporations. Assets with a high degree of liquidity and frequent trading activity are categorized as Level 1 while others are valued by independent valuation firms that employ standard methodologies associated with valuing fixed-income securities and are categorized as Level 2.

•
Global tactical asset allocation funds (“GTAA”) are common trust funds that are not publicly traded. GTAA investment managers have broad discretion to vary the funds allocation over time across many conventional as well as alternative asset classes in an attempt to exploit short-term mis-pricings among a global set of assets within specific strategy guidelines. The underlying assets in these funds may include equities or fixed-income securities transacted in active markets as well as other assets that have values less readily observable and may require valuation techniques that require inputs that not readily observable. Generally, monthly notice is required to redeem these funds. These assets are categorized as Level 3 and are generally valued based on their respective net asset values (or equivalent) as a practical expedient to estimate fair value due to the absence of readily available market prices.

•
Limited partnership is an asset category intended to represent investments in hedge funds of funds (“HFF”). A fund of hedge funds is an investment vehicle that consists of a portfolio invested in multiple hedge funds. Due to the private nature of the partnership investments, pricing inputs are not readily observable. Asset valuations are developed by the general partners that manage the partnerships. Generally, monthly or quarterly notice is required to redeem these funds. These assets are categorized as Level 3 and are generally valued based on their respective net asset values (or equivalent) as a practical expedient to estimate fair value due to the absence of readily available market prices.

•	Insurance contracts are reported at cash surrender value and have significant unobservable inputs.

The fair values of the Company’s U.S. retirement plan assets are as follows:

	December 31, 2014
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in Millions)
Registered investment companies	$167	$—	$—	$167
Common trust funds	—	294	—	294
LDI	—	89	—	89
HFF	—	—	120	120
Short-term investments	—	6	—	6
Total	$167	$389	$120	$676

	December 31, 2013
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in Millions)
Registered investment companies	$234	$—	$—	$234
Common trust funds	—	273	—	273
LDI	—	118	—	118
GTAA	—	—	70	70
HFF	—	—	247	247
Cash and cash equivalents	10	—	—	10
Insurance contracts	—	—	8	8
Total	$244	$391	$325	$960

The fair value measurements which used significant unobservable inputs are as follows:

Actual Return on Plan Assets	GTAA	HFF	Insurance Contracts
	(Dollars in Millions)
Ending balance at December 31, 2011	$142	$128	$10
Return on assets held at the reporting date	11	8	—
Purchases, sales and settlements	(13)	3	—
Transfer out	—	—	(2)
Ending balance at December 31, 2012	$140	$139	$8
Return on assets held at the reporting date	(16)	15	—
Purchases, sales and settlements	(54)	93	—
Ending balance at December 31, 2013	$70	$247	$8
Return on assets held at the reporting date	—	4	—
Purchases, sales and settlements	(70)	(62)	(8)
Transfer to Level 2	—	(69)	—
Ending balance at December 31, 2014	$—	$120	$—

The transfer from Level 3 to Level 2 is due to the increase in the availability of observable inputs in determining the fair value of this investment. The Company's policy is that such transfers occur at the beginning of the reporting period.

The fair values of the Company’s Non-U.S. retirement plan assets, excluding those held for sale, are as follows:

	December 31, 2014
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in Millions)
Insurance contracts	$—	$—	$169	$169
Treasury and government securities	26	21	—	47
Registered investment companies	83	—	—	83
Cash and cash equivalents	9	—	—	9
Corporate debt securities	7	3	—	10
Common trust funds	9	5	—	14
Limited partnerships (HFF)	—	—	11	11
Common and preferred stock	3	—	—	3
Other	—	5	—	5
Total	$137	$34	$180	$351

	December 31, 2013
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(Dollars in Millions)
Insurance contracts	$—	$—	$185	$185
Treasury and government securities	22	31	—	53
Registered investment companies	74	—	—	74
Cash and cash equivalents	7	—	—	7
Corporate debt securities	8	0	—	8
Common trust funds	5	5	—	10
Limited partnerships (HFF)	—	—	10	10
Common and preferred stock	4	—	—	4
Other	1	—	—	1
Total	$121	$36	$195	$352

Fair value measurements which used significant unobservable inputs are as follows:

Actual Return on Plan Assets	Insurance Contracts	HFF
	(Dollars in Millions)
Ending balance at December 31, 2011	$179	$4
Return on assets held at the reporting date	16	4
Purchases, sales and settlements	(5)	6
Ending balance at December 31, 2012	$190	$14
Return on assets held at the reporting date	11	1
Purchases, sales and settlements	(16)	(5)
Ending balance at December 31, 2013	$185	$10
Return on assets held at the reporting date	(14)	1
Purchases, sales and settlements	(2)	—
Ending balance at December 31, 2014	$169	$11

Items Measured at Fair Value on a Non-recurring Basis

In addition to items that are measured at fair value on a recurring basis, the Company measures certain assets and liabilities at fair value on a non-recurring basis, which are not included in the table above. As these non-recurring fair value measurements are generally determined using unobservable inputs, these fair value measurements are classified within Level 3 of the fair value hierarchy. As further described in Note 3, "Business Acquisitions", the Company utilized a third party to assist in the fair value determination of the preliminary purchase price allocation for the Electronics Acquisition. Management’s allocation of fair values to asset and liabilities was completed through a combination of cost, market and income approaches. These fair value measurements are classified within Level 3 of the fair value hierarchy. As further described in Note 4, "Divestitures", the fair value of the assets and liabilities subject to the Interiors Divestiture was less than the carrying value. As a result, the long-lived assets were reduced to zero and impairment loss of $190 million was recorded in the year ended December 31, 2014. As the impairment was determined using other observable inputs, the fair value measurements are classified within Level 2 of the fair value hierarchy. Items measured at fair value on a non-recurring basis during the year ended December 31, 2013 included the identifiable assets and liabilities in connection with the consolidation of YFVE.

Fair Value of Debt

The fair value of debt, excluding amounts classified as held for sale, was approximately $613 million and $427 million at December 31, 2014 and December 31, 2013, respectively. Fair value estimates were based on quoted market prices or current rates for the same or similar issues, or on the current rates offered to the Company for debt of the same remaining maturities. Accordingly, the Company's debt is classified as Level 1, "Market Prices" and Level 2, "Other Observable Inputs" in the fair value hierarchy, respectively.

NOTE 22. Financial Instruments

The Company is exposed to various market risks including, but not limited to, changes in foreign currency exchange rates and market interest rates. The Company manages these risks, in part, through the use of derivative financial instruments. The maximum length of time over which the Company hedges the variability in the future cash flows for forecast transactions excluding those forecast transactions related to the payment of variable interest on existing debt is up to eighteen months from the date of the forecast transaction. The maximum length of time over which the Company hedges forecast transactions related to the payment of variable interest on existing debt is the term of the underlying debt. The use of derivative financial instruments creates exposure to credit loss in the event of nonperformance by the counter-party to the derivative financial instruments. The Company limits this exposure by entering into agreements including master netting arrangements directly with a variety of major financial institutions with high credit standards that are expected to fully satisfy their obligations under the contracts. Additionally, the Company’s ability to utilize derivatives to manage risks is dependent on credit and market conditions.

Accounting for Derivative Financial Instruments

Derivative financial instruments are recorded as assets or liabilities in the consolidated balance sheets at fair value. The fair values of derivatives used to hedge the Company’s risks fluctuate over time, generally in relation to the fair values or cash flows of the underlying hedged transactions or exposures. The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, further, on the type of hedging relationship.

At inception, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction, including designation of the instrument as a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation. Additionally, at inception and at least quarterly thereafter, the Company formally assesses whether the financial instruments that are used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure.

For a designated cash flow hedge, the effective portion of the change in the fair value of the derivative instrument is recorded in Accumulated other comprehensive (loss) income in the consolidated balance sheet. When the underlying hedged transaction is realized, the gain or loss included in Accumulated other comprehensive (loss) income is recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. Any ineffective portion of a financial instrument's change in fair value is immediately recognized in operating results. For a designated fair value hedge, both the effective and ineffective portions of the change in the fair value of the derivative instrument are recorded in earnings and reflected in the consolidated statement of operations on the same line as the gain or loss on the hedged item attributable to the hedged risk. For a designated net investment hedge, the effective portion of the change in the fair value of the derivative instrument is recorded as a cumulative translation adjustment in Accumulated other comprehensive (loss) income in the consolidated balance sheet. Cash flows associated with designated hedges are reported in the same category as the underlying hedged item. Derivatives not designated as a hedge are adjusted to fair value through operating results. Cash flows associated with derivatives are reported in Net cash provided from operating activities in the Company’s consolidated statements of cash flows.

Foreign Currency Exchange Rate Risk

The Company’s net cash inflows and outflows exposed to the risk of changes in foreign currency exchange rates arise from the sale of products in countries other than the manufacturing source, foreign currency denominated supplier payments, debt and other payables, subsidiary dividends, investments in subsidiaries, and anticipated foreign currency denominated transaction proceeds. Where possible, the Company utilizes derivative financial instruments, including forward and option contracts, to protect the Company’s cash flow from changes in exchange rates. Foreign currency exposures are reviewed monthly and any natural offsets are considered prior to entering into a derivative financial instrument. The Company’s primary hedged foreign currency exposures include the Korean Won, Euro, Japanese Yen, Mexican Peso, Czech Koruna, Hungarian Forint and Indian Rupee. Where possible, the Company utilizes a strategy of partial coverage for transactions in these currencies.

As of December 31, 2014 and 2013, the Company had derivative instruments that consisted primarily of option and forward contracts to hedge changes in foreign currency exchange rates with notional amounts of approximately $2,379 million and $93 million, respectively. Fair value estimates of these contracts are based on quoted market prices and other observable inputs. Approximately $150 million of these instruments as of December 31, 2014 have been designated as cash flow hedges with the effective portion of the gain or loss reported in the Accumulated other comprehensive (loss) income component of Stockholders’ equity in the Company’s consolidated balance sheet. The ineffective portion of these instruments is recorded as Cost of sales in the Company’s consolidated statement of operations. During the three-months ended December 31, 2014, the Company entered into a foreign currency option contract with a notional value of $2,229 million to manage foreign currency exposure on anticipated KRW denominated proceeds in connection with the Climate Transaction. Approximately $660 million of this option contract was designated as a hedge of the Company's net investment in HVCC with the effective portion of the gain or loss reported in the AOCI component of Stockholders’ equity in the Company’s consolidated balance sheets. The gain or loss from the non-designated portion of this foreign currency option contract is recorded as "Other expense, net" in the Company’s consolidated statement of operations.

During the six months ended June 30, 2015, the Company entered into offsetting foreign currency option contracts and non-deliverable forwards with notional amounts of $2,229 million each to lower related premium expenses. Final settlement of these hedges occurred during the second quarter of 2015 in connection with the closing of the Climate Transaction. The Company recorded a loss of $6 million for the six months ended June 30, 2015, reflecting the change in the fair value of the foreign currency option and forward contracts, which was classified as "Other expense, net" in the Company’s consolidated statements of comprehensive income.

Financial Statement Presentation

The Company presents its derivative positions and any related material collateral under master netting agreements on a net basis. Derivative financial instruments designated and non-designated as hedging instruments are included in the Company’s consolidated balance sheets at December 31, 2014 and 2013 as follows.

	Assets			Liabilities
Risk Hedged	Classification	2014	2013	Classification	2014	2013
	(Dollars in Millions)
Designated:
Foreign currency	Other current assets	$5	$—	Other current assets	$2	$—
Foreign currency	Other current liabilities	1	—	Other current liabilities	6	2
Non-designated:
Foreign currency	Other current assets	—	—	Other current assets	—	—
Foreign currency	Other current liabilities	—	—	Other current liabilities	10	—
		$6	$—		$18	$2

	Gross Amount Recognized		Gross Amounts Offset in the Statement of Financial Position		Net Amounts Presented in the Statement of Financial Position
	December 31		December 31		December 31
Foreign Currency Derivatives	2014	2013	2014	2013	2014	2013
	(Dollars in Millions)
Assets:
Designated	$5	$—	$2	$—	$3	$—
	$5	$—	$2	$—	$3	$—
Liabilities:
Designated	$6	$2	$1	$—	$5	$2
Non-designated	10	—	—	—	10	—
	$16	$2	$1	$—	$15	$2

Gains and losses on derivative financial instruments, which includes both continuing and discontinued operations, for the year ended December 31, 2014 and 2013 are as follows:

	Amount of Gain (Loss)
	Recorded in AOCI, net of tax		Reclassified from AOCI into Income		Recorded in Income
	2014	2013	2014	2013	2014	2013
	(Dollars in Millions)
Foreign currency risk – Cost of sales:
Cash flow hedges	$(4)	$(7)	$19	$11	$—	$—
Non-designated cash flow hedges	—	—	—	—	1	1
Foreign currency risk – Other expense:
KRW option contract	(5)	—	—	—	(10)	—
	$(9)	$(7)	$19	$11	$(9)	$1

Commodity Risk

The Company's exposures to market risk from changes in the price of production material are managed primarily through negotiations with suppliers and customers, although there can be no assurance that the Company will recover all such costs. While the Company periodically evaluates derivatives available in the marketplace, currently no such derivatives are utilized to manage or hedge the Company's commodity risks.

Concentrations of Credit Risk

Financial instruments including cash equivalents, derivative contracts, and accounts receivable, expose the Company to counter-party credit risk for non-performance. The Company’s counterparties for cash equivalents and derivative contracts are banks and financial institutions that meet the Company’s requirement of high credit standing. The Company’s counterparties for derivative contracts are substantial investment and commercial banks with significant experience using such derivatives. The Company manages its credit risk through policies requiring minimum credit standing and limiting credit exposure to any one counter-party and through monitoring counter-party credit risks. The Company’s concentration of credit risk related to derivative contracts at December 31, 2014 and 2013 is not material.

Ford is one of the Company's largest customers and accounted for 41%, 52% and 49% of total product sales from continuing operations in 2014, 2013 and 2012, respectively. The Company's credit risk with any individual customer does not exceed ten percent of total accounts receivable except for Ford and its affiliates which represent 22% and 41% at December 31, 2014 and 2013, respectively.

Management periodically performs credit evaluations of its customers and generally does not require collateral.

NOTE 23. Commitments and Contingencies

Litigation and Claims

In 2003, the Local Development Finance Authority of the Charter Township of Van Buren, Michigan (the “Township”) issued approximately $28 million in bonds finally maturing in 2032, the proceeds of which were used at least in part to assist in the development of the Company’s U.S. headquarters located in the Township. During January 2010, the Company and the Township entered into a settlement agreement (the “Settlement Agreement”) that, among other things, reduced the taxable value of the headquarters property to current market value and facilitated certain claims of the Township in the Company’s chapter 11 proceedings. The Settlement Agreement also provided that the Company would continue to negotiate in good faith with the Township in the event that property tax payments was inadequate to permit the Township to meet its payment obligations with respect to the bonds. In September 2013, the Township notified the Company in writing that it is estimating a shortfall in tax revenues of between $25 million and $36 million, which could render it unable to satisfy its payment obligations under the bonds, but made no specific monetary demand of the Company. The Company disputes the factual and legal assertions made by the Township and intends to vigorously defend the matter should the Township seek to commence a legal proceeding against the Company. The Company is not able to estimate the possible loss or range of loss in connection with this matter.

On March 29, 2012, the Korean Supreme Court ruled that regular bonuses should be included for purposes of calculating the ordinary wage of applicable employees, which was contrary to previous legal precedent and the position of the Korean Ministry of Employment and Labor. On December 18, 2013, the Korean Supreme Court issued an en banc decision clarifying that (i) regular bonuses, should be included for purposes of calculating such ordinary wage, and (ii) certain incentive pay and family allowances may also be included for purposes of calculating such ordinary wage if they were paid to employees as consideration for the labor actually provided by them. The court also indicated that employers could be excused from liability for excluding such regular bonuses from ordinary wages where an express or implied management-labor agreement or practice to exclude such amounts existed and to require such payment would cause “serious managerial difficulty.” The Company is evaluating the potential financial impact of these new court rulings, and is not able to determine whether it will have a material impact on the results of operations and cash flows of its South Korean subsidiaries. However, the Company believes it qualifies for this provision for prior periods. In addition, on May 24, 2013, Halla Visteon Climate Control Union in Korea, representing 891 hourly employees of HVCC, filed a legal petition with Seoul Southern District Court, claiming unpaid statutory benefits for the past three years based on the initial Supreme Court ruling. At a hearing held on September 26, 2014, the plaintiffs submitted a final revised claim amount of approximately 44 billion Korean won (approximately $40 million). The Company is not able to estimate the possible loss or range of loss in connection with this matter.

In November 2013, the Company and HVCC, jointly filed an Initial Notice of Voluntary Self-Disclosure statement with the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) regarding certain sales of automotive HVAC components by a minority-owned, Chinese joint venture of HVCC into Iran. The Company updated that notice in December 2013, and subsequently filed a voluntary self-disclosure regarding these sales with OFAC in March 2014. In May 2014, the Company voluntarily filed a supplementary self-disclosure identifying additional sales of automotive HVAC components by the Chinese joint venture, as well as similar sales involving an HVCC subsidiary in China, totaling approximately $12 million, and filed a final voluntary-self disclosure with OFAC on October 17, 2014. OFAC is currently reviewing the results of the Company’s investigation. Following that review, OFAC may conclude that the disclosed sales resulted in violations of U.S. economic sanctions laws and warrant the imposition of civil penalties, such as fines, limitations on the Company's ability to export products from the United States, and/or referral for further investigation by the U.S. Department of Justice. Any such fines or restrictions may be material to the Company’s financial results in the period in which they are imposed, but is not able to estimate the possible loss or range of loss in connection with this matter. Additionally, disclosure of this conduct and any fines or other action relating to this conduct could harm the Company’s reputation and have a material adverse effect on our business, operating results and financial condition. The Company cannot predict when OFAC will conclude its own review of our voluntary self-disclosures or whether it may impose any of the potential penalties described above.

Toyota Industries Corporation ("TICO") filed a patent infringement claim with the Seoul Central District Court on March 18, 2014, requesting HVCC to discontinue production of its RS compressors and dispose of inventories and manufacturing facilities. Court hearings were held in June, August and September 2014. A technological explanation session for each party to demonstrate whether HVCC’s products in issue infringe TICO’s patent was held in October 2014, and the parties augmented their final arguments in the hearing held in November 2014. TICO has also filed a similar patent infringement claim against HVCC’s Japanese subsidiary in December 2014, requesting HVCC’s Japanese subsidiary to discontinue its importation and sale of HVCC’s RS compressors into Japan. On January 16, 2015, the Seoul Central District Court issued a decision in favor of TICO. HVCC has appealed this decision and believes that it is reasonably possible for HVCC to ultimately prevail in this matter. However, if HVCC is not successful in overturning the district court’s decision, or otherwise invalidating TICO’s patent, and HVCC was required to discontinue production of its RS compressors allegedly infringing TICO’s  patent, the impact on HVCC’s operations and financial results could be material. The Company is not able to estimate the possible loss or range of loss in connection with this matter.

The Company's operations in Brazil are subject to highly complex labor, tax, customs and other laws. While the Company believes that it is in compliance with such laws, it is periodically engaged in litigation regarding the application of these laws. As of December 31, 2014, the Company maintained accruals of approximately $9 million for claims aggregating approximately $150 million. The amounts accrued represent claims that are deemed probable of loss and are reasonably estimable based on the Company's assessment of the claims and prior experience with similar matters.

Several current and former employees of Visteon Deutschland GmbH (“Visteon Germany”) filed civil actions against Visteon Germany in various German courts beginning in August 2007 seeking damages for the alleged violation of German pension laws that prohibit the use of pension benefit formulas that differ for salaried and hourly employees without adequate justification. Several of these actions have been joined as pilot cases. In a written decision issued in April 2010, the Federal Labor Court issued a declaratory judgment in favor of the plaintiffs in the pilot cases. To date, more than 750 current and former employees have filed similar actions or have inquired as to or been granted additional benefits, and an additional 600 current and former employees are similarly situated. The Company's remaining reserve for unsettled cases is approximately $9 million and is based on the Company’s best estimate as to the number and value of the claims that will be made in connection with the pension plan. However, the Company’s estimate is subject to many uncertainties which could result in Visteon Germany incurring amounts in excess of the reserved amount of up to approximately $11 million.

On May 28, 2009, the Company filed voluntary petitions in the Court seeking reorganization relief under the provisions of chapter 11 of the Bankruptcy Code and continued to operate as debtors-in-possession until emergence on October 1, 2010. Substantially all pre-petition liabilities and claims relating to rejected executory contracts and unexpired leases have been settled under the plan of reorganization, however, the ultimate amounts to be paid in settlement of each those claims will continue to be subject to the uncertain outcome of litigation, negotiations and Bankruptcy Court decisions for a period of time after the emergence date.

In December of 2009, the Court granted the Debtors' motion in part authorizing them to terminate or amend certain other postretirement employee benefits, including health care and life insurance. On December 29, 2009, the IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO, CLC, filed a notice of appeal of the Court's order with the District Court. By order dated March 31, 2010, the District Court affirmed the Court's order in all respects. On April 1, 2010, the IUE filed a notice of appeal. On July 13, 2010, the Circuit Court reversed the order of the District Court as to the IUE-CWA and directed the District Court to, among other things, direct the Court to order the Company to take whatever action is necessary to immediately restore terminated or modified benefits to their pre-termination/modification levels. On July 27, 2010, the Company filed a Petition for Rehearing or Rehearing En Banc requesting that the Circuit Court review the panel’s decision, which was denied. By orders dated August 30, 2010, the Court ruled that the Company should restore certain other postretirement employee benefits to the appellant-retirees and also to salaried retirees and certain retirees of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”).

On September 1, 2010, the Company filed a Notice of Appeal to the District Court of the Court's decision to include non-appealing retirees, and on September 15, 2010, the UAW filed a Notice of Cross-Appeal. On July 25, 2012, the District Court ruled in favor of the Company on both appeals, and the UAW appealed this ruling to the Circuit Court. On August 28, 2014, the Circuit Court

affirmed the District Court's rulings. The UAW filed a petition for rehearing, which the Circuit Court denied on October 2, 2014. The Company reached an agreement with the original appellants in late-September 2010, which resulted in the Company not restoring other postretirement employee benefits of such retirees. On September 30, 2010, the UAW filed a complaint, which it amended on October 1, 2010, in the United States District Court for the Eastern District of Michigan seeking, among other things, a declaratory judgment to prohibit the Company from terminating certain other postretirement employee benefits for UAW retirees after October 1, 2010. The parties reached a preliminary settlement agreement in January 2013, but it was later terminated by the plaintiffs. On October 22, 2013, the U.S. District Court for the Eastern District of Michigan issued an order denying the Company's motion to dismiss the UAW's complaint and granted its motion to transfer the case to the U.S. District Court for the District of Delaware. The UAW filed a petition for a writ of mandamus with the U.S. Court of Appeals for the Sixth Circuit, requesting the court vacate the transfer of the case. In May 2014, the U.S. Court of Appeals for the Sixth Circuit denied the UAW's petition. The UAW requested a panel rehearing or rehearing en banc, which was denied by the Sixth Circuit Court of Appeals on August 13, 2014. On October 1, 2014, the Company filed a motion for judgment on the pleadings before the Delaware District Court. On November 25, 2014, the UAW filed a request for oral argument on the motion. As of December 31, 2014, the Company maintains an accrual for claims that are deemed probable of loss and are reasonably estimable.

While the Company believes its accruals for litigation and claims are adequate, the final amounts required to resolve such matters could differ materially from recorded estimates and the Company's results of operations and cash flows could be materially affected.

Product Warranty and Recall

Amounts accrued for product warranty and recall claims are based on management’s best estimates of the amounts that will ultimately be required to settle such items. The Company’s estimates for product warranty and recall obligations are developed with support from its sales, engineering, quality and legal functions and include due consideration of contractual arrangements, past experience, current claims and related information, production changes, industry and regulatory developments and various other considerations. The Company can provide no assurances that it will not experience material claims in the future or that it will not incur significant costs to defend or settle such claims beyond the amounts accrued or beyond what the Company may recover from its suppliers. The following table provides a reconciliation of changes in the product warranty and recall claims liability, inclusive of amounts of discontinued operations for the selected periods:

	Year Ended December 31
	2014	2013
	(Dollars in Millions)
Beginning balance	$49	$57
Accruals for products shipped	16	17
Changes in estimates	5	(8)
Foreign currency translation	(1)	—
Business divestiture	(2)	—
Settlements	(21)	(17)
Ending balance, including held for sale	46	49
Less: Held for sale	25	26
Ending balance	$21	$23

Environmental Matters

The Company is subject to the requirements of federal, state, local and foreign environmental and occupational safety and health laws and regulations and ordinances. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste. The Company is aware of contamination at some of its properties. These sites are in various stages of investigation and cleanup. The Company currently is, has been, and in the future may become the subject of formal or informal enforcement actions or procedures.

Costs related to environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated. The liabilities are recorded in Other current liabilities and Other non-current liabilities in the consolidated balance sheets. At December 31, 2014, the Company had recorded a reserve of less than $1 million for environmental matters. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.

Operating Leases

At December 31, 2014, excluding amounts related to discontinued operations, the Company had the following minimum rental commitments under non-cancelable operating leases: 2015 — $18 million; 2016 — $15 million; 2017 — $10 million; 2018 — $9 million; 2019 — $8 million; thereafter — $48 million. Rent expense was approximately $36 million, $26 million, and $25 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Other Contingent Matters

Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the Company, including those arising out of alleged defects in the Company’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters may involve compensatory, punitive or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures. The Company enters into agreements that contain indemnification provisions in the normal course of business for which the risks are considered nominal and impracticable to estimate.

Contingencies are subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by the Company for matters discussed in the immediately foregoing paragraph where losses are deemed probable and reasonably estimable. It is possible, however, that some of the matters discussed in the foregoing paragraph could be decided unfavorably to the Company and could require the Company to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at December 31, 2014 and that are in excess of established reserves. The Company does not reasonably expect, except as otherwise described herein, based on its analysis, that any adverse outcome from such matters would have a material effect on the Company’s financial condition, results of operations or cash flows, although such an outcome is possible.

Under section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stayed most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of the debtor’s estate. Substantially all pre-petition liabilities and claims relating to rejected executory contracts and unexpired leases have been settled under the Debtor’s plan of reorganization, however, the ultimate amounts to be paid in settlement of each those claims will continue to be subject to the uncertain outcome of litigation, negotiations and Court decisions for a period of time after the Effective Date.

NOTE 24. Segment Information

Financial results for the Company's reportable segments have been prepared using a management approach, which is consistent with the basis and manner in which financial information is evaluated by the Company's chief operationg decision-making group in alocating resources and in assessing performance. The Company’s chief operating decision making group, comprised of the Chief Executive Officer and Chief Financial Officer, evaluates the performance of the Company’s segments primarily based on net sales, before elimination of inter-company shipments, Adjusted EBITDA (non-GAAP financial measure) and operating assets.
During the three months ended June 30, 2015, and in connection with the Climate Transaction, the Company classified its previously HVCC owned climate operations as discontinued operations for current and comparable periods. Certain Visteon wholly owned climate facilities with 2014 annual sales of approximately $125 million are subject to future negotiation under the terms of the Share Purchase Agreement and are classified within the Company's Other segment.

The accounting policies for the reportable segments are the same as those described in the Note 2 "Summary of Significant Accounting Policies” to the Company’s consolidated financial statements.

The Company’s reportable segments are as follows:

•
Electronics — The Company's Electronics segment provides vehicle cockpit electronics products, including audio systems, infotainment systems, driver information systems, connectivity and telematics solutions, climate controls, and electronic control modules. Electronics accounted for approximately 90%, 81%, and 76% of the Company’s total product sales, excluding intra-product line eliminations, for the years ended December 31, 2014, 2013 and 2012, respectively.

•
Other — The Company’s Other product line includes entities located in South America and Europe previously associated with the Interiors and Climate business but not subject to discontinued operations classification. Other accounted for approximately 10%, 19%, and 24% of the Company’s total product sales, excluding intra-product line eliminations, for the years ended December 31, 2014, 2013 and 2012, respectively.

Key financial measures reviewed by the Company’s chief operating decision makers are as follows.
Segment Sales

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Electronics	$2,386	$1,455	$1,274
Other	251	345	400
Eliminations	(51)	(76)	(49)
Total consolidated sales	$2,586	$1,724	$1,625

Segment Adjusted EBITDA

The Company defines adjusted EBITDA as net income attributable to the Company, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of discontinued operations, equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items and other non-operating gains and losses. The Company changed its definition of Adjusted EBITDA to exclude net income attributable to non-controlling interests and equity in net income of non-consolidated affiliates as well as the impact of discontinued operations as management believes this measure is most reflective of the operational performance of the Company's operating segments. Accordingly, Adjusted EBITDA for historical periods has been recast in a manner consistent with the Company's new definition.

Adjusted EBITDA is presented as a supplemental measure of the Company's financial performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company's operating activities across reporting periods. Not all companies use identical calculations and, accordingly, the Company's presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company's business strategies and (iii) the Company's credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Segment Adjusted EBITDA for the years ended December 31, 2014, 2013 and 2012 is summarized below.

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Electronics	$221	$121	$109
Other	6	19	9
Total segment Adjusted EBITDA	227	140	118
Reconciling Item:
Corporate	(50)	(59)	(47)
Total consolidated Adjusted EBITDA	$177	$81	$71

The reconciliation of Adjusted EBITDA to net (loss) income attributable to Visteon for the years ended December 31, 2014, 2013 and 2012 is as follows:

	Year Ended December 31
	2014	2013	2012
	(Dollars in Millions)
Adjusted EBITDA	$177	$81	$71
Interest expense, net	21	35	40
Provision for income taxes	32	56	39
Depreciation and amortization	70	41	45
Restructuring expense	54	21	42
Gain on Yanfeng transactions	—	(465)	—
Loss on debt extinguishment	23	2	6
Other expenses	59	18	18
Non-cash, stock-based compensation expense	12	16	23
Pension settlement gain	(25)	—	—
Equity in net income of non-consolidated affiliates	(2)	(202)	(221)
Net income attributable to non-controlling interests	89	85	67
Other	8	4	23
Discontinued operations	131	(220)	(111)
Net (loss) income attributable to Visteon Corporation	$(295)	$690	$100

Segment Operating Assets

	Inventories, net		Property and Equipment, net
	2014	2013	2014	2013
	(Dollars in Millions)
Electronics	$187	$106	$317	$163
Other	21	24	26	19
Total segment operating assets	208	130	343	182
Corporate	—	—	20	15
Total consolidated operating assets	$208	$130	$363	$197

Segment Expenditures

	Depreciation and Amortization			Capital Expenditures
	Year Ended December 31			Year Ended December 31
	2014	2013	2012	2014	2013	2012
	(Dollars in Millions)			(Dollars in Millions)
Electronics	$56	$30	$28	$87	$46	$23
Other	8	2	1	2	9	25
Total segment	64	32	29	89	55	48
Corporate	6	9	16	7	1	9
Total consolidated	$70	$41	$45	$96	$56	$57

Corporate includes depreciation and amortization and capital expenditures attributable to the Company’s technical centers, corporate headquarters and other administrative and support functions.

Financial Information by Geographic Region

	Sales (a)			Property and Equipment, net
	Year Ended December 31
	2014	2013	2012	2014	2013
	(Dollars in Millions)
United States	$739	$538	$459	$79	$28
Mexico	43	26	16	2	6
North America	782	564	475	81	34
Portugal	470	443	370	52	43
Slovakia	118	—	—	25	—
Germany	115	125	145	19	14
Tunisia	106	—	—	15	—
France	90	—	—	31	—
Hungary	—	70	133	—	—
Spain	—	—	2	—	—
Other Europe	74	56	66	18	9
Intra-region eliminations	(48)	(43)	(24)	—	—
Europe	925	651	692	160	66
China	578	87	—	58	45
Japan	240	128	147	10	9
India	66	52	53	21	17
Thailand	56	62	56	6	4
Korea	23	23	12	1	1
Intra-region eliminations	(76)	(10)	—	—	—
Asia	887	342	268	96	76
South America	182	227	252	26	21
Inter-region eliminations	(190)	(60)	(62)	—	—
	$2,586	$1,724	$1,625	$363	$197
(a) Sales are based on geographic areas in which the Company operates.

NOTE 25. Summary Quarterly Financial Data (Unaudited)

The following table presents summary quarterly financial data for continuing operations.

	2014				2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in Millions, Except Per Share Amounts)
Sales	$502	$503	$793	$788	$428	$435	$396	$465
Gross margin	73	57	93	117	43	49	39	64
Income (loss) from continuing operations before income taxes	14	(38)	(11)	(8)	28	35	21	527
Net income (loss) from continuing operations	1	(36)	(21)	(19)	53	22	16	464
Net income (loss)	48	(141)	1	(114)	84	86	60	545
Net income (loss) attributable to Visteon Corporation	$19	$(155)	$(21)	$(138)	$69	$65	$43	$513

Per Share Data:
Basic earnings (loss) per share attributable to Visteon Corporation	$0.39	$(3.35)	$(0.48)	$(3.12)	$1.34	$1.30	$0.87	$10.56
Diluted earnings (loss) per share attributable to Visteon Corporation	$0.38	$(3.35)	$(0.46)	$(3.12)	$1.33	$1.29	$0.85	$10.32

Net income (loss) and net income (loss) attributable to Visteon Corporation for the quarter ended June 30, 2014, September 30, 2014 and December 31, 2014 included an impairment loss of $173 million, $15 million and $2 million as the long-lived assets subject to Interiors Divestiture were written down in their entirety. In addition, net income (loss) and net income (loss) attributable to Visteon Corporation for the quarter ended December 31, 2014 included a loss of $136 million associated with the Master Closing and India Closing of the Interiors Divestiture.

Income (loss) from continuing operations before income taxes, income (loss) from continuing operations, and net income (loss) attributable to Visteon Corporation for the quarter ended December 31, 2013 included a total gain of $465 million, including a gain of $413 million from the sale of its 50% equity interest in Yanfeng and a gain of $52 million from the remeasurement of Visteon's previous 40% equity interest in YFVE to fair value in connection with a step acquisition that resulted in a 51% controlling ownership interest in YFVE. Additionally, during the fourth quarter of 2013, Visteon recorded equity earnings of $27 million, representing its 50% share of a $54 million non-cash gain at Yanfeng. The gain resulted from the deconsolidation of YFVE at Yanfeng pursuant to Visteon's November 2013 step acquisition.

NOTE 26. Subsequent Events

Climate Transaction

On June 9, 2015, Visteon Corporation and its wholly owned subsidiary, VIHI, LLC (collectively, “Visteon”) completed the sale to Hahn & Co. Auto Holdings Co., Ltd. (“Hahn”) and Hankook Tire Co., Ltd. (“Hankook” and, together with Hahn, the “Purchasers”) of all of its shares of Halla Visteon Climate Control Corporation, a Korean corporation (“HVCC”), for approximately $3.4 billion, or KRW 52,000 per share, after adjusting for the 2014 dividend paid by HVCC to Visteon (the “Climate Transaction”), pursuant to and in accordance with the Share Purchase Agreement, dated as of December 17, 2014 (the “HVCC Purchase Agreement”), among Visteon and the Purchasers. The Company received net cash proceeds of approximately $2.7 billion and recognized a pre-tax gain of approximately $2.3 billion in connection with the the closing of the Climate Transaction in June, 2015. See Note 4 "Divestitures" and Note 5 "Discontinued Operations" for additional disclosures.

In connection with the Climate Transaction, the Company has entered an agreement to purchase certain electronics operations located in India, expected to close in 2016 after legal separation and regulatory approvals are met. The Company recorded a repurchase obligation of $50 million in June, 2015, representing the estimated purchase price of the subject business. The Company has also entered an agreement with the Purchasers, in June 2015, pursuant to which Visteon will provide information technology ongoing and separation services for HVCC to fully operate as an independent entity with estimated costs of approximately $53 million.

Accordingly, the vast majority of assets and liabilities and operating results for the previously reported Climate Segment are presented as discontinued operations. Additionally, in May 2014, pursuant to a Master Purchase Agreement, as subsequently amended, Visteon agreed to divest substantially all of its global Interiors business (the "Interiors Divestiture"). The operating results of the operations associated with the Interiors Divestiture are presented as discontinued operations. Previously reported assets and liabilities associated with the Interiors Divestiture are presented as held for sale to conform with the Climate Transaction presentation.

Debt

The Company executed an Amendment to the Credit Agreement on March 25, 2015. The Amendment, among other things, provides for certain modifications to the Credit Agreement to permit Visteon’s sale of its ownership interest in HVCC and otherwise to update the Credit Agreement to account for HVCC no longer being a subsidiary of Visteon following the Climate Transaction. While certain waivers granted under the Amendment became effective on March 25, 2015, the amendments relating to the Climate Transaction became effective substantially concurrently with the consummation of the Climate Transaction. Under the Amendment, Term Lenders agree to waive the requirement that 100% of the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries from the Climate Transaction be used to prepay the Term Loans so long as such Net Cash Proceeds are used to prepay the Term Loans within five Business Days of the receipt of such Net Cash Proceeds in an amount sufficient to reduce the aggregate principal amount of Term Loans outstanding after giving effect to such prepayment to no more than $350 million.

As Visteon consummated the Climate transaction on June 9, 2015, the Company subsequently paid down $246 million term loan principal on June 12, 2015 to reduce aggregate principal amount of Term Loans outstanding to $350 million. In connection with the principal reduction, the 0.25% mandatory quarterly prepayment obligation was considered met, therefore Visteon will cease making quarterly amortization payments.

Share Repurchase Program

On June 11, 2015, the Company's board of directors authorized an additional $125 million of share repurchase for a total of $500 million available for share repurchase. On June 15, 2015, the Company entered into another ASB program with a third-party financial institution to purchase shares of common stock for an aggregate purchase price of $500 million. Under the program, the Company paid the financial institution $500 million and received an initial delivery of 3,712,297 shares of common stock, which is approximately 80% of the total number of shares of the Company’s common stock expected to be repurchased under the ASB Agreement based on the closing price of the Company’s common stock on June 15, 2015. The final number of shares to be repurchased will be based on the average of the daily volume-weighted average prices of the Company’s common stock during the term of the transaction, less an agreed discount and subject to adjustments pursuant to the terms and conditions of the ASB Agreement. The final settlement of the transaction under the ASB Agreement is expected to occur by the end of 2015 but may be accelerated at the option of the third-party financial institution.

Financial Instruments

During the three-months ended December 31, 2014, the Company entered into a foreign currency option contract with a notional value of $2,229 million to manage foreign currency exposure on anticipated KRW denominated proceeds in connection with the Climate Transaction. Approximately $660 million of this option contract was designated as a hedge of the Company's net investment in HVCC with the effective portion of the gain or loss reported in the AOCI component of Stockholders’ equity in the Company’s consolidated balance sheet. The gain or loss from the non-designated portion of this foreign currency option contract is recorded as Other expense, net in the Company’s consolidated statement of operations.

During the six months ended June 30, 2015, the Company entered into offsetting foreign currency option contracts and non-deliverable forwards with notional amounts of $2,229 million each to lower related premium expenses. Final settlement of these hedges occurred during the second quarter of 2015 in connection with the closing of the Climate Transaction. The Company recorded loss of $6 million for the six months ended June 30, 2015, reflecting the change in the fair value of the foreign currency option and forward contracts, which was classified as "Other (income) expense, net" in the Company’s consolidated statements of comprehensive income.

Investments in Affiliates

In June 2015, the Company completed the sale of its 12.5% ownership interest in Yangfeng Visteon Jinqiao Automotive Trim Systems Co., Ltd. ("Jinqiao"), a Chinese automotive supplier for proceeds of approximately $91 million and recorded a pre-tax gain of $62 million during the three and six months ended June 30, 2015.